    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1997


                                                      REGISTRATION NO. 333-38403
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       FLEXIINTERNATIONAL SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                             7372                            06-1309427
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                              TWO ENTERPRISE DRIVE
                           SHELTON, CONNECTICUT 06484
                                 (203) 925-3040
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                STEFAN R. BOTHE
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       FLEXIINTERNATIONAL SOFTWARE, INC.
                              TWO ENTERPRISE DRIVE
                           SHELTON, CONNECTICUT 06484
                                 (203) 925-3040
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 JOHN A. BURGESS, ESQ.                                    JEFFREY C. HADDEN, ESQ.
                   HALE AND DORR LLP                                    GOODWIN, PROCTER & HOAR LLP
                    60 STATE STREET                                           EXCHANGE PLACE
              BOSTON, MASSACHUSETTS 02109                               BOSTON, MASSACHUSETTS 02109
               TELEPHONE: (617) 526-6000                                 TELEPHONE: (617) 570-1000
               TELECOPY: (617) 526-5000                                  TELECOPY: (617) 523-1231

                            ------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                                DECEMBER 3, 1997

                                3,000,000 SHARES

                                   FLEXI LOGO

                                  COMMON STOCK
                                ---------------

     Of the 3,000,000 shares of Common Stock offered hereby, 2,250,000 shares are being sold by FlexiInternational Software, Inc. ("Flexi" or the "Company") and 750,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for the listing of the Common Stock on the Nasdaq National Market under the symbol "FLXI."
                                ---------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==========================================================================================
                                                                            PROCEEDS TO
                          PRICE TO                         PROCEEDS TO        SELLING
                           PUBLIC        UNDERWRITING      COMPANY(1)      STOCKHOLDERS
                                         DISCOUNTS AND
                                          COMMISSIONS
------------------------------------------------------------------------------------------
Per Share.............         $               $                $                $
------------------------------------------------------------------------------------------
Total (2).............         $               $                $                $
==========================================================================================

(1) Before deducting estimated expenses of $750,000, all of which will be payable by the Company.

(2) The Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company
    and Proceeds to Selling Stockholders will be $           , $           ,
    $           and $           , respectively. See "Underwriting."
                                ---------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about              ,
1997.
                                ---------------

BT ALEX. BROWN
                         HAMBRECHT & QUIST

                                                     WESSELS, ARNOLD & HENDERSON
              THE DATE OF THIS PROSPECTUS IS              , 1997.

                              [INSIDE FRONT COVER]

     The inside front cover graphic depicts a cube which is divided into five layers, each of which is slightly raised over the other. The top layer depicts the FlexiFinancials applications and the FlexiInfoSuite applications. This layer contains a circular piece in the middle which is labeled "Flexi Internet Universal Interface," and there are eight spokes which connect this circular piece to eight squares. The eight squares are labelled, starting at the top and moving in a clockwise direction, as follows: "FlexiPurchasing"; "FlexiOrders"; "FlexiAssets"; "FlexiInventory"; "FlexiInfoSuite"; "FlexiReceivables"; "FlexiLedger"; and "FlexiPayables".

     The second layer depicts the FlexiTools applications. This layer is divided into four squares, which are labelled, starting at the top and moving in a clockwise direction, as follows: "FlexiDB"; "FlexiDeveloper"; "FlexiActiveX Controls"; and "FlexiDesigner".

     The third layer is labelled "FlexiObject Architecture."

     The fourth layer is labelled on one side "COBRA-Compliant Transaction Monitor/IIOP" and "Microsoft Transaction Server/DCOM" on the other edge.

     The bottom layer is divided into eight visible smaller squares which represent various third-party operating systems and databases with which Flexi software interfaces. These smaller squares are labelled from left to right, as follows: "DS/390(R)," "AIX(R)," "Solaris(R)", "HPUX(R)," "WinNT(R)," "MS SQL(R)," "Oracle(R)," "Sybase(R)," and "DB2(R)."
THE FLEXIOBJECT
ARCHITECTURE
The FlexiFinancial applications are
built upon an open, object-oriented,
component-enabled architecture
supported on a wide range of hardware
platforms, operating systems, relational database management systems and distributed object messaging standards. This approach combines the adaptable functionality required for the sophisticated financial accounting user with the scalable deployment options demanded by today's IT management.


Distributed computing


capabilities utilizing


Microsoft Transaction Server


and CORBA-compliant


transaction monitors


are currently under


development for general


availability during the

second half of 1998.

                                ---------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                                ---------------

     FlexiFinancials, FlexiLedger, FlexiPayables and FlexiReceivables are registered trademarks, and the Flexi logo, FlexiAnalysis, FlexiAssets, FlexiDB, FlexiDesigner, FlexiDeveloper, FlexiInfoCenter, FlexiInfoSuite, FlexiInternational, FlexiInventory, FlexiObjects, FlexiOrders, FlexiPurchasing, FlexiSecure, FlexiTools and FlexiWorkFlow are trademarks, of FlexiInternational Software, Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Company's Financial Statements and the Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Series A, Series B and Series C Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") into an aggregate of 7,861,350 shares of Common Stock at the closing of this offering, (ii) gives effect to a three-for-four reverse split of the Common Stock effected on November 6, 1997 and (iii) assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     FlexiInternational Software, Inc. ("Flexi" or the "Company") designs, develops, markets and supports the Flexi family of financial and accounting software applications and related tools. The Flexi solution -- FlexiFinancials, FlexiInfoSuite and FlexiTools -- is designed to address the needs of users with sophisticated financial accounting requirements. The Company believes that the Flexi solution's distributed, object-oriented, component-based architecture provides significant advantages over traditional financial accounting software, including greater transaction throughput and scalability, ease of implementation, modification and use, and reduced cost of ownership. Flexi products are designed to support new technologies as they develop, including the Internet and corporate intranets, can be modified quickly and efficiently by users to create tailored business solutions, and can readily be integrated with new applications to support evolving business processes.

     Rapidly changing market conditions and intensifying competitive pressures have in recent years increased the need for highly functional, flexible financial accounting systems. The systems must have sufficient performance and adaptability to continue to provide timely and accurate information as organizations change business processes to meet evolving market and operational requirements. This is particularly true for organizations experiencing rapid growth in dynamic markets, and for multinational organizations, which face the complex task of managing financial information in multiple tax jurisdictions, currencies and languages. Furthermore, large organizations require financial accounting systems that offer broad functionality across dispersed locations and workgroups. These functional and technological requirements are especially critical in businesses centered around the timely collection, analysis and dissemination of vast amounts of numerical information, such as banking, insurance and other financial services organizations, as well as healthcare and technology organizations.

     A new generation of object-oriented, component-based technology has evolved in recent years to address many of the limitations associated with mainframe or legacy client/server solutions. Object-oriented development methodologies facilitate the reuse of application logic to adapt to changing technological and accounting requirements. Component-based architecture allows the timely creation of tailored business solutions by simplifying and shortening the integration of software applications from multiple sources and facilitating use of applications over the Internet. Additionally, the distributed model of computing, in which processing logic resides at the appropriate level within a client/server architecture, has created the potential for a higher degree of functionality, flexibility and scalability than available with legacy client/server or mainframe systems. The advantages inherent in these new technologies have led many vendors of legacy client/server solutions, including the Company's principal competitors, to announce their intention to transition to these new technologies -- often at the cost of replacing or rewriting their current products.

     The Company believes that the Flexi solution is particularly suited for adoption by users with sophisticated financial accounting requirements and intends to continue to target its sales and marketing efforts at such users. The Company sells its products through direct and indirect channels. The Company believes there is a significant market for the advanced functionality of its products and intends to supplement its direct sales force by expanding its distribution network in selected foreign markets. The Company's indirect sales channel consists of resellers that address select vertical markets ("Flexi Industry Partners" or "FIPs") and international distributors. The Company currently has relationships with FIPs in the healthcare, real estate, retail and manufacturing industries. In addition, the Company has an international distributor in Hong Kong and plans to establish additional distributorships to complement its direct sales force and FIPs and to provide penetration into additional geographic and vertical markets. The Company's customers include Banco Popular del Ecuador, Blue Cross/Blue Shield of South Carolina, Canada Trust, Citibank, N.A., Compaq Capital, Excite, Mutual of America, Presbyterian Healthcare Systems, Sikorsky Aircraft and Skandinaviska Enskilda Banken.

     The Company's goal is to establish itself as a global leader in the financial accounting software market. Key elements of the Company's strategy include: (i) extending its technological leadership by continuing to invest in research and development to strengthen the Flexi financial accounting solution;
(ii) continuing to target the solution to users with sophisticated financial accounting requirements; (iii) delivering a reduced overall cost of ownership of financial accounting systems to current and prospective customers; (iv) leveraging strategic relationships, including its relationship with Microsoft Corporation; and (v) expanding sales and distribution capabilities both in the U.S. and internationally.


     The Company released its first products in 1993, and most of the Company's revenues to date have been attributable to the licensing of its Flexi family of financial accounting software products and the provision of related consulting, training and software installation services. See "Risk Factors."


     The Company was organized as a Connecticut corporation in 1990 and reincorporated in Delaware in 1993. The Company's principal office is located at Two Enterprise Drive, Shelton, Connecticut 06484, and its telephone number is
(203) 925-3040.

                                  THE OFFERING

Common Stock offered by the Company.......................   2,250,000 shares
Common Stock offered by the Selling Stockholders..........   750,000 shares
Common Stock to be outstanding after the offering.........   16,274,764 shares(1)
Use of proceeds...........................................   Working capital and other general
                                                               corporate purposes
Nasdaq National Market symbol.............................   FLXI

---------------
(1) Based on the number of shares of Common Stock outstanding on September 30, 1997. Excludes an aggregate of 1,034,594 shares subject to options outstanding as of September 30, 1997 at a weighted average exercise price of $2.28 per share. Also excludes an aggregate of 2,325,000 shares of Common Stock reserved under the Company's 1997 Stock Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan, none of which were subject to outstanding options as of September 30, 1997. Also excludes an aggregate of 168,773 shares of Common Stock issuable upon the exercise of outstanding warrants as of September 30, 1997 at a weighted average exercise price of $4.58 per share. See "Management -- Executive Compensation" and
    Note 7 of Notes to the Company's Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                              -------------------------------------------------    ------------------
                              1992      1993       1994       1995       1996       1996       1997
                              -----    -------    -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS
  DATA:
  Total revenues............  $  25    $   155    $   853    $ 4,683    $ 8,347    $ 5,136    $12,460
  Operating loss............   (346)    (1,185)    (4,100)    (6,439)    (7,309)    (5,845)    (4,635)
  Net loss..................   (342)    (1,182)    (4,087)    (6,487)    (7,447)    (5,956)    (4,640)
  Pro forma net loss per
     share(1)...............                                            $ (0.69)              $ (0.33)
  Weighted average shares
     used to compute pro
     forma net loss per
     share(1)...............                                             10,788                13,975

                                                                    SEPTEMBER 30, 1997
                                                       ---------------------------------------------
                                                                                       PRO FORMA
                                                        ACTUAL     PRO FORMA(2)    AS ADJUSTED(2)(3)
                                                       --------    ------------    -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents..........................  $  3,257      $  3,257           $25,525
  Working capital....................................     1,670         1,670            23,938
  Total assets.......................................    10,232        10,232            32,500
  Redeemable convertible preferred stock.............    15,509            --                --
  Stockholders' equity (deficit).....................   (12,728)        2,781            25,049

---------------
(1) See Note 2 of Notes to the Company's Financial Statements.

(2) Reflects conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 7,861,350 shares of Common Stock upon the closing of this offering. See Note 2 of Notes to the Company's Financial Statements.

(3) Adjusted to give effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby at an assumed public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Risk Factors discussed below.


     Limited Operating History; Accumulated Deficit; Net Losses. The Company began operations in 1991 and released its first products in 1993. Most of the Company's revenues to date have been attributable to the licensing of its financial accounting software products and the provision of related consulting, training and software installation services. The Company's FlexiFinancials, FlexiInfoSuite and FlexiTools financial accounting products, which the Company anticipates will provide the principal source of new license revenues for the foreseeable future, have a limited history of customer acceptance and use. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize products and services that incorporate such technologies and achieve market acceptance for its products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company had an accumulated deficit of $24.2 million at September 30, 1997 and incurred net losses of $7.4 million and $4.6 million during 1996 and the nine months ended September 30, 1997, respectively. To date, the quarter ended September 30, 1997 has been the Company's only profitable quarter, and there can be no assurance that the Company will sustain profitability. As of September 30, 1997, management of the Company evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, which consist principally of net operating loss carryforwards. Management has considered the history of losses and concluded that, as of September 30, 1997, it is more likely than not that the Company will not generate sufficient taxable income prior to the expiration of the net operating losses in 2011. Accordingly, the Company has recorded a full valuation allowance for its deferred tax assets at September 30, 1997.


     Potential Fluctuations in Quarterly Performance; Seasonality. The Company's revenues and operating results have varied substantially from quarter to quarter. The Company's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size and nature of the Company's licensing transactions; the market acceptance of new services, products or product enhancements by the Company or its competitors; product and price competition; the relative proportions of revenues derived from license fees, services and third-party channels; changes in the Company's operating expenses; personnel changes; the timing of the introduction, and the performance of, the Company's Flexi Industry Partners; foreign currency exchange rates; and fluctuations in economic and financial market conditions.

     The timing, size and nature of individual licensing transactions are important factors in the Company's quarterly results of operations. Many such transactions involve large dollar amounts, and the sales cycles for these transactions are often lengthy and unpredictable. In addition, the sales cycles associated with these transactions are subject to a number of uncertainties, including customers' budgetary constraints, the timing of customers' budget cycles and customers' internal approval processes. There can be no assurance that the Company will be successful in closing such large transactions on a timely basis or at all. Software license revenues under the Company's license agreements are recognized upon delivery and installation of the product and when all significant contractual obligations have been satisfied. Delays in the installation of the Company's software, including potential delays associated with contractual enhancements to the Company's software products, could materially adversely affect the Company's quarterly results of operations. In addition, as the Company derives a significant proportion of total revenues from license revenues, the Company may realize a disproportionate amount of its revenues and income in the last month of each quarter and, as a result, the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery and installation or in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels. In addition, a limited number of the Company's client services are performed on a fixed-price basis and, therefore, the Company bears the risk of cost overruns and inflation. The Company's results of operations may be adversely affected by inaccurate estimates of completion costs for such services.

     The Company's expense levels are based, in significant part, on its expectations as to future revenues and are largely fixed in the short term. As a result, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to the Company's expectations would have an immediate and material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company plans to increase operating expenses to expand its research and development, client services, sales and marketing and administrative organizations. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in quarterly and annual results of operations.

     The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's financial condition or results of operations may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which the Company believes is due to the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that this seasonal trend may continue for the foreseeable future.

     Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Management of Growth. The Company is currently experiencing a period of rapid growth that could place a significant strain on its management and other resources. The Company's business has grown significantly in size and complexity over the past three years. Total revenues increased from $853,000 in 1994 to $8.3 million in 1996 and to $12.5 million for the nine months ended September 30, 1997. In addition, the number of employees increased from 16 in 1994 to 138 as of September 30, 1997, and the Company expects to hire additional personnel during 1997 and 1998. The growth in the size and complexity of the Company's business as well as its customer base has placed and is expected to continue to place a significant strain on the Company's management and operations. Certain members of the Company's senior management team have been with the Company for less than a year, and the Company's senior management has had limited experience in managing publicly traded companies. In addition, more than half of the Company's sales and marketing professionals have been with the Company for less than a year. The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new research and development, consulting, sales and marketing and administrative personnel. There can be no assurance that the Company will be successful in hiring or retaining such personnel. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. In addition, one element of the Company's business strategy is to seek acquisitions of businesses, products and technologies that are complementary to those of the Company. There can be no assurance that the Company will be able to identify and acquire such businesses on reasonable terms, integrate fully any such acquired businesses with the Company's existing operations, operate any such businesses profitably or otherwise implement its growth strategy. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition and results of operations could be materially adversely affected.

     Dependence on Key Personnel. The Company's performance depends substantially on the performance of its executive officers and key employees, including the Company's sales force and software professionals, particularly project managers, software engineers and other senior technical personnel. The Company is dependent on its ability to attract, retain and motivate high-quality personnel, especially its management, sales staff and highly skilled development team. The Company does not have employment contracts with any of its key personnel. The loss of the services of any of the Company's executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains key person insurance policies on Stefan R. Bothe and James W. Schenck. See "Business -- Employees" and "Management."


     Lengthy Sales Cycle. The Company's software is often used for business-critical purposes, and its implementation involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available software and require the Company to expend substantial time, effort and money educating potential customers about the value of the Company's solutions. Sales of the Company's software products require an extensive education and marketing effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each having specific and often conflicting requirements. A variety of factors, including factors over which the Company has little or no control, may cause potential customers to favor a competing vendor or to delay or forego a purchase. As a result of these or other factors, the sales cycle for the Company's products is long, typically ranging between three and nine months. Due to the length of the sales cycle for its software products, including delays in implementing the Company's software across several functional and geographic areas of an organization, the Company's ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large license transactions could have a material adverse effect on the Company's business, financial condition or results of operations.

     Product Concentration. To date, substantially all of the Company's revenues have been attributable to the licensing of its FlexiFinancials, FlexiInfoSuite and FlexiTools financial accounting products and the provision of consulting, training and software installation services in connection therewith. The Company currently expects that the licensing of its financial accounting software, and the provision of related services, will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend, in significant part, on the continued market acceptance of the Company's existing products and the successful development, introduction and customer acceptance of new and enhanced versions of its software products and services. There can be no assurance that the Company will be successful in developing and marketing its financial accounting products. See "Business -- Research and Development."

     Rapid Technological Change and Evolving Market. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements that may render existing products obsolete or less competitive. As a result, the Company's position in the financial applications software market could erode rapidly due to unforeseen changes in the features and functionality of competing products, as well as the pricing models for such products. The Company's future success will depend in part upon the widespread adoption of object-oriented, component-based standards and the development of the Internet as a viable commercial marketplace, as well as the Company's ability to enhance its existing products and services and to develop and introduce new products and services to meet changing customer requirements. The process of developing products and services such as those offered by the Company is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies. In addition, the Company has on occasion experienced delays in the scheduled release of software products or the porting of such products to specific platforms or configurations. There can be no assurance that the financial services and other industries will adopt object-oriented, component-based standards, that the Company will successfully complete the development of new products in a timely fashion or that the Company's current or future products will satisfy the needs of potential customers.

     Concentration of Customers. Historically, a limited number of customers have accounted for a significant percentage of the Company's revenues in each year. During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, five customers, one customer, one customer and two customers, respectively, each represented 10% or more of the Company's total revenues (or an aggregate of 68.8%, 12.1%, 12.3% and 35.4% of total revenues, respectively). Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. For instance, during the nine months ended September 30, 1997, Citibank, N.A. and Skandinaviska Enskilda Banken represented 23.9% and 11.5% of the Company's total revenues, respectively. The failure of the Company to enter into a sufficient number of large licensing agreements during a particular period could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     Competition. The market for the Company's products and services is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products. The Company's principal competitors include PeopleSoft, Inc., SAP AG, Oracle Corporation, GEAC Computer Corporation Limited, SQL Financials International, Inc. and Lawson Software. The Company also faces competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications. A number of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company and its FIPs and distributors. Moreover, other than the need for financial and technical expertise, there are no significant proprietary or other technological barriers to entry in the financial accounting software market. There can be no assurance that the Company's products and services or the solutions offered by the Company's FIPs will compete effectively with those of their respective competitors. The Company's FIPs may also develop or offer products and services that compete with the Company's products and services. There can be no assurance that the Company's FIPs will not give higher priority to the sales of these or other competitive products and services. The Company also expects that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See "Business -- Competition."

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company currently offers software products that are designed to be year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date code changes. In addition, the Company has warranted, and may in the future warrant, to certain customers that its products will be year 2000 compliant, and the failure of such products to be year 2000 compliant could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Many potential customers may also choose to defer purchasing year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, year 2000 issues could cause a significant number of companies, including current Company customers, to reevaluate their current financial accounting system needs, and, as a result, consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, financial condition or results of operations.

     Potential for Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. The sale and support of products by the Company and its FIPs may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. The Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its products and services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its contracts would be enforceable or would otherwise protect the Company from liability for damages. The Company maintains general liability insurance coverage, including coverage for errors or omissions. However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, litigation with respect to liability claims, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any product liability claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has included security features in its products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, the Company's software products may be vulnerable to break-ins and similar disruptive problems. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the Company's customers, which may result in loss of or delay in market acceptance of the Company's products. Addressing these evolving security issues may require significant expenditures of capital and resources by the Company, which may have a material adverse effect on the Company's business, financial condition or results of operations.

     Software Errors or Bugs. The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Although the Company has not experienced material adverse effects resulting from any software errors, bugs or viruses, there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new or existing products, which errors could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, financial condition and results of operations.

     Limited Protection of Proprietary Rights. The Company's success is heavily dependent upon its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret laws and license agreements to establish and protect its rights in its software products and other proprietary technology. The Company currently has one registered copyright and four registered trademarks. In addition, the Company currently requires its employees and consultants to enter into nondisclosure agreements to limit use of, access to and distribution of its proprietary information. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate to prevent misappropriation. The laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by the Company to protect its proprietary rights, it may be possible for unauthorized third parties to copy aspects of the Company's products, reverse engineer such products, develop similar technology independently or obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. Furthermore, there can be no assurance that others will not develop technologies similar or superior to the Company's technology or design around the proprietary rights of the Company.

     The Company typically licenses its products to end users under the Company's standard license agreements, although each license is individually negotiated and may contain variations. In order to facilitate the customization required by certain of the Company's customers, the Company licenses its software products in object code (machine-readable) and allows limited access to its source code (human-readable) format. Although this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify the Company's software for non-permitted or unlicensed purposes.

     In the future, the Company may receive notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of Company resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which would have a material adverse effect on the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

     Dependence on Third-Party Technology. The Company's proprietary software is currently designed, and may in the future be designed, to work on or in conjunction with certain third-party hardware and/or software products. If any of these current or future third-party vendors were to discontinue making their products available to the Company or to licensees of the Company's software or to increase materially the cost for the Company or its licensees to acquire, license or purchase the third-party vendors' products, or if a material problem were to arise in connection with the ability of the Company to design its software to properly use or operate with any third-party hardware and/or software products, the Company may be required to identify additional sources for such products. In such an event, interruptions in the availability or functioning of the Company's software and delays in the introduction of new products and services may occur until equivalent technology is obtained. There can be no assurance that an alternative source of suitable technology would be available or that the Company would be able to develop an alternative product in sufficient time or at a reasonable cost. The failure of the Company to obtain or develop alternative technologies or products on a timely basis and at a reasonable cost could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with Third-Party Channels. The Company addresses certain vertical and geographic markets through its FIPs and its distributor. The Company relies on its third-party channels to provide sales and marketing presence and name recognition, as well as the resources necessary to offer industry-specific financial accounting solutions. Although the Company expects to dedicate significant resources to develop its FIPs, there can be no assurance that the Company will be able to attract and retain qualified firms in its targeted vertical markets. The failure of the Company to maintain its current third-party channels or find other third-party channels, the Company's inability to adequately support such channels, the development of competitive products and services by the Company's third-party channels or the entry by such firms into alliances with competitors of the Company would substantially limit the Company's ability to provide its products and services and, accordingly, have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has attempted to seek FIPs and distributors in distinct vertical markets and distributors in distinct geographic markets, and to manage them in a manner to avoid potential channel conflicts, there can be no assurance that channel conflicts may not develop. Any such conflicts may adversely affect the Company's relationship with third-party channels or adversely affect its ability to develop new channels.

     Risks Associated with International Operations. The Company's international sales represented approximately 15.2% and 21.6% of total revenues during 1996 and the nine months ended September 30, 1997, respectively. The Company has an office in London and a distributor in Hong Kong and intends to expand its international sales activity as part of its business strategy. In order to expand international sales in subsequent periods, the Company must establish additional foreign operations, hire additional personnel and establish relationships with additional FIPs and distributors. This will require significant management attention and financial resources and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products and services. The Company's international sales are all denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. Currently, the Company does not employ currency hedging strategies to reduce this risk. In addition, the Company's international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition or results of operations.

     Significant Influence by Directors, Officers and Principal
Stockholders. Upon completion of this offering, the Company's officers and directors and certain principal stockholders of the Company will beneficially own approximately 62.8% of the Company's outstanding Common Stock. These stockholders, if acting together, would have the ability to elect the Company's directors and may have the ability to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."


     Broad Discretion as to Use of Proceeds. The net proceeds from this offering will be used, as determined by management in its sole discretion, for working capital and general corporate purposes, as well as for the possible acquisition of additional businesses and technologies that are complementary to the current or future business of the Company. However, the Company has not determined the specific allocation of the net proceeds among the various uses described above. The Company's management will have broad discretion over the use and investment of such net proceeds, and, accordingly, investors in this offering will rely upon the judgment of the Company's management with respect to the use of proceeds, with only limited information concerning management's specific intentions. See "Use of Proceeds."


     No Public Market. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Investors should be aware that market prices for securities of software companies such as the Company are highly volatile.


     Benefits of the Offering to Current Stockholders. After this offering, it is expected that a public market will exist for the Common Stock. At an assumed public offering price of $11.00 per share, there will be a substantial increase in the market value of the Common Stock held by the Company's current stockholders over their original purchase price. Following the closing of this offering, such stockholders will hold an aggregate of 13,287,139 shares of Common Stock (12,844,639 shares if the Underwriters' over-allotment option is exercised in full). The difference between the price paid by the Company's current stockholders for such shares and the value of such shares upon the closing of this offering, assuming an initial offering price of

$11.00 per share, will constitute an aggregate unrealized gain of approximately $119,920,393 to such stockholders (approximately $115,462,387 if the Underwriters' over-allotment option is exercised in full). In addition, the Selling Stockholders are selling an aggregate of 750,000 shares of Common Stock in this offering (1,200,000 shares if the Underwriters' over-allotment option is exercised in full), resulting in an aggregate gain to the Selling Stockholders of approximately $7,520,136 (approximately $12,042,642 if the Underwriters' over-allotment option is exercised in full). See "Dilution," "Management" and "Principal and Selling Stockholders."


     Dividends. No cash dividends have been paid on the Common Stock to date and the Company does not anticipate paying cash dividends in the foreseeable future. In addition, under the terms of the Company's credit agreement there are certain restrictions on the Company's ability to declare and pay dividends. See "Dividend Policy."

     Dilution. Purchasers of shares of Common Stock in this offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 16,274,764 shares of Common Stock. On the date of this Prospectus, in addition to the 3,000,000 shares offered hereby, approximately 334,625 shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 1,165,630 additional shares of Common Stock, which are not subject to the Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 11,648,134 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Promptly following the consummation of this offering, the Company intends to register an aggregate of 450,000 shares of Common Stock issuable under its 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan. In addition, the Company intends to register approximately 2,909,594 shares of Common Stock issuable under its 1992 Stock Option Plan and 1997 Stock Incentive Plan following the 90th day after the date of this Prospectus. Holders of approximately 12,448,759 shares of Common Stock (including 688,125 shares of Common Stock that may be acquired pursuant to the exercise of options held by them) have agreed, pursuant to the Lock-up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of such shares for 180 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 7,943,870 shares of Common Stock are entitled to certain incidental and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

     Antitakeover Provisions. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board or the President of the Company or by the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. These provisions, and other provisions of the Restated Certificate of Incorporation, the Company's By-laws and certain provisions of the Delaware corporation law, may have the effect of deterring hostile takeovers or delaying or preventing acquisition proposals or changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-law Provisions."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of shares of Common Stock offered by the Company hereby are estimated to be $22,267,500 after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company and assuming an initial public offering price of $11.00 per share. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets, to provide liquidity to existing stockholders, to provide increased visibility and credibility in a marketplace where many of its current and potential competitors are or will be publicly held companies, and to enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees.

     The Company expects to use the net proceeds from this offering for working capital and other general corporate purposes. The Company has not as yet identified specific uses for such proceeds and will have discretion over their use and investment. Pending use of the net proceeds, the Company intends to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments. See "Risk Factors -- Broad Discretion as to Use of Proceeds."

     The Company intends to seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may also be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurances that any acquisitions will be made.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. Under the terms of the Company's credit agreement there are certain restrictions on the Company's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 of Notes to the Company's Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis, (ii) on a pro forma basis giving effect to the conversion, upon the closing of this offering, of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 7,861,350 shares of Common Stock and the filing of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, eliminate the terms of the Company's existing series of Convertible Preferred Stock and create a class of authorized but undesignated Preferred Stock and (iii) on a pro forma basis, as adjusted to reflect the issuance and sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses. The capitalization information set forth in the table below is qualified by the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                        SEPTEMBER 30, 1997
                                                                ----------------------------------
                                                                                        PRO FORMA
                                                                 ACTUAL    PRO FORMA   AS ADJUSTED
                                                                --------   ---------   -----------
                                                                          (IN THOUSANDS)
Long-term portion of capital lease obligations(1).............  $    171   $     171    $     171
Mandatorily redeemable convertible preferred stock:
  Series A convertible preferred stock, $.01 par value;
     2,840,517 shares authorized; 2,784,483 shares issued and
     outstanding (actual); no shares authorized, issued or
     outstanding (pro forma and pro forma as adjusted)........     3,230          --           --
  Series B convertible preferred stock, $.01 par value;
     5,000,000 shares authorized; 2,813,000 shares issued and
     outstanding (actual); no shares authorized, issued or
     outstanding (pro forma and pro forma as adjusted)........     4,220          --           --
  Series C convertible preferred stock, $.01 par value;
     5,187,357 shares authorized; 4,884,327 shares issued and
     outstanding (actual); no shares authorized, issued or
     outstanding (pro forma and pro forma as adjusted)........     8,059          --           --
Stockholders' equity:
  Preferred stock, $.01 par value; no shares authorized,
     issued or outstanding (actual); 5,000,000 shares
     authorized, no shares issued or outstanding (pro forma
     and pro forma as adjusted)...............................        --          --           --
  Common stock, $.01 par value; 18,750,000 shares authorized;
     6,163,414 shares issued and outstanding (actual);
     50,000,000 shares authorized (pro forma and pro forma as
     adjusted); 14,024,764 shares issued and outstanding (pro
     forma); 16,274,764 shares issued and outstanding (pro
     forma as adjusted)(2)....................................        62         140          163
  Additional paid-in-capital..................................    11,415      26,846       49,091
  Accumulated deficit.........................................   (24,205)    (24,205)     (24,205)
                                                                  ------    --------     --------
       Total stockholders' equity (deficit)...................   (12,728)      2,781       25,049
                                                                  ------    --------     --------
          Total capitalization................................  $  2,952   $   2,952    $  25,220
                                                                  ======    ========     ========

---------------
(1) See Note 5 of Notes to the Company's Financial Statements.

(2) Excludes an aggregate of 1,034,594 shares subject to options outstanding as of September 30, 1997 at a weighted average exercise price of $2.28 per share. Also excludes an aggregate of 2,325,000 shares of Common Stock reserved under the Company's 1997 Stock Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan, none of which shares were subject to outstanding options as of September 30, 1997. Also excludes an aggregate of 168,773 shares of Common Stock issuable upon the exercise of outstanding warrants as of September 30, 1997 at a weighted average exercise price of $4.58 per share. See "Management -- Executive Compensation" and
    Note 7 of Notes to the Company's Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1997 was $2,773,000, or $0.20 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding, after giving effect to the mandatory conversion of the Company's Convertible Preferred Stock upon the completion of this offering. After giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $1.54 per share. This represents an immediate increase in such pro forma net tangible book value of $1.34 per share to existing stockholders and an immediate dilution of $9.46 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates the per share dilution:

    Assumed initial public offering price per share.....................            $ 11.00
      Pro forma net tangible book value per share as of September 30,
         1997...........................................................  $ 0.20
      Increase per share attributable to this offering..................    1.34
                                                                           -----
    Pro forma net tangible book value per share after this offering.....               1.54
                                                                                     ------
    Dilution per share to new investors.................................            $  9.46
                                                                                     ======

     The following table summarizes, on a pro forma basis as of September 30, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by the existing stockholders and by the new investors based (for new investors) upon an assumed initial public offering price of $11.00 per share (before deducting the estimated underwriting discounts and commissions and offering expenses):

                                       SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                    ----------------------     -----------------------     PRICE PER
                                      NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                    ----------     -------     -----------     -------     ---------
    Existing stockholders(1)......  14,024,764        86.2%    $26,986,000        52.2%     $  1.92
    New investors.................   2,250,000        13.8      24,750,000        47.8      $ 11.00
                                    ----------       -----     -----------       -----
              Total...............  16,274,764       100.0%    $51,736,000       100.0%
                                    ==========       =====     ===========       =====

---------------
(1) Excludes 12,375 shares of Common Stock issued after September 30, 1997 pursuant to the exercise of an outstanding option held by a Selling Stockholder. Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 13,287,139, or approximately 81.6% of the total number of shares of Common Stock outstanding after this offering (or 12,844,639 shares and approximately 78.9% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,000,000, or approximately 18.4% of the total number of shares of Common Stock outstanding after this offering (or 3,450,000 shares and approximately 21.2% if the Underwriters' over-allotment option is exercised in full).

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the three years ended December 31, 1996 and the nine months ended September 30, 1997, and as of December 31, 1995 and 1996 and September 30, 1997, are derived from the Company's Financial Statements, which appear elsewhere in this Prospectus and which have been audited by Price Waterhouse LLP, independent accountants. The selected financial data set forth below as of December 31, 1994 are derived from the Company's audited financial statements, which are not included in this Prospectus. The selected financial data as of and for the years ended December 31, 1992 and 1993 are derived from the Company's unaudited financial statements, which are not included in this Prospectus. The selected financial data for the nine months ended September 30, 1996 are derived from the Company's unaudited financial statements which appear elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the Financial Statements which appear elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for these unaudited periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                                             NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        -------------------------------------------------    ------------------
                                        1992      1993       1994       1995       1996       1996       1997
                                        -----    -------    -------    -------    -------    -------    -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license..................... $  --    $   141    $   562    $ 3,166    $ 5,205    $ 3,092    $ 7,362
  Service and maintenance..............    25         14        291      1,517      3,142      2,044      5,098
                                        -----    -------    -------    -------    -------    -------    -------
         Total revenues................    25        155        853      4,683      8,347      5,136     12,460
Cost of revenues:
  Software license.....................    --         --          4         88        311        170        619
  Service and maintenance..............     8         49        324      1,708      2,181      1,583      3,499
                                        -----    -------    -------    -------    -------    -------    -------
         Total cost of revenues........     8         49        328      1,796      2,492      1,753      4,118
Operating expenses:
  Sales and marketing..................    51        309      1,927      4,350      4,978      3,405      5,306
  Product development..................   210        587      2,019      3,660      5,733      4,025      5,972
  General and administrative...........   102        395        679      1,316      2,453      1,798      1,699
                                        -----    -------    -------    -------    -------    -------    -------
         Total operating expenses......   363      1,291      4,625      9,326     13,164      9,228     12,977
Operating loss.........................  (346)    (1,185)    (4,100)    (6,439)    (7,309)    (5,845)    (4,635)
Interest income........................     4          3         41         58         59         50         98
Interest expense.......................    --         --        (28)      (106)      (197)      (161)      (103)
                                        -----    -------    -------    -------    -------    -------    -------
Loss before provision for income
  taxes................................  (342)    (1,182)    (4,087)    (6,487)    (7,447)    (5,956)    (4,640)
Provision for income taxes.............    --         --         --         --         --         --         --
                                        -----    -------    -------    -------    -------    -------    -------
Net loss............................... $(342)   $(1,182)   $(4,087)   $(6,487)   $(7,447)   $(5,956)   $(4,640)
                                        =====    =======    =======    =======    =======    =======    =======
Pro forma net loss per share (1).......                                           $ (0.69)              $ (0.33)
Weighted average shares used to compute
  pro forma net loss per share(1)......                                            10,788                13,975

                                                                DECEMBER 31,                      SEPTEMBER 30,
                                              ------------------------------------------------    -------------
                                              1992    1993      1994        1995        1996          1997
                                              ----    -----    -------    --------    --------    -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $123    $ 189    $   870    $     15    $  3,273      $   3,257
Working capital (deficit)...................   169     (195)    (1,138)     (2,917)      1,480          1,670
Total assets................................   280      326      2,456       2,826       7,833         10,232
Redeemable convertible preferred stock......    --       --      3,230       7,450      15,509         15,509
Stockholders' equity (deficit)..............   225      162     (4,045)    (10,521)    (13,823)       (12,728)

---------------
(1) See Note 2 of Notes to the Company's Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company designs, develops, markets and supports the Flexi family of financial and accounting software applications and related tools. The Company began operations in 1991 and released its first FlexiFinancials application product for general availability during the fourth quarter of 1993.

     The Company's revenues are derived from two sources: software license revenues and service and maintenance revenues. Software license revenues have grown as additional applications have been released for general availability and the installed base of customers has increased. Service and maintenance revenues have grown due to the increase in the Company's installed base of customers and the growth in the Company's consulting services practice.

     Software license revenues include (i) revenues from noncancellable software license agreements entered into between the Company and its customers with respect to the Company's products, (ii) royalties due to the Company from third parties that distribute the Company's products and, to a lesser extent, (iii) third-party products distributed by the Company. All of the Company's products can operate on a fully integrated basis, or be licensed separately by a user to meet that user's specific requirements. Software license revenues under the Company's license agreements are recognized upon delivery and installation of the product and when all significant contractual obligations have been satisfied. Software license revenues under the Company's FIP agreements are recognized upon execution of an agreement between the end user and the FIP, as such revenues are reported to the Company. Service revenues include consulting, implementation and training, and are recognized as services are performed and delivered. Maintenance revenues for maintaining, supporting and providing periodic upgrading are recognized ratably over the service period, generally one year. The Company maintains reserves for potential losses and such losses to date have been within management's expectations. See Note 2 of Notes to the Company's Financial Statements.


     Historically, the Company's revenues have been derived from domestic sales and export sales, with the export sales component increasing from 0% of total revenues for 1994 to 21.6% of total revenues for the nine months ended September 30, 1997. Such export sales have been derived primarily from customers based in Europe and South America, and the Company intends to focus its resources to further develop sales and support channels in these geographic regions. The Company's export sales generally have the same cost structure as its domestic sales. To date, the Company's export sales have been denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. In addition, the Company's international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, the introduction of non-tariff barriers and higher duty rates and fiscal and monetary policies that adversely affect non-native firms. See "Risk Factors -- Risks Associated with International Operations."


     In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, the Company has evaluated the establishment of technological feasibility of its various products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short, and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all product development expenses to operations in the period incurred.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

                                                                                 NINE MONTHS
                                                                               ENDED SEPTEMBER
                                              YEAR ENDED DECEMBER 31,                30,
                                           -----------------------------      ------------------
                                            1994        1995       1996        1996        1997
                                           ------      ------      -----      ------       -----
    Revenues:
      Software license....................   65.9%       67.6%      62.4%       60.2%       59.1%
      Service and maintenance.............   34.1        32.4       37.6        39.8        40.9
                                           ------      ------      -----      ------       -----
              Total revenues..............  100.0       100.0      100.0       100.0       100.0
    Cost of revenues:
      Software license....................    0.5         1.9        3.7         3.3         5.0
      Service and maintenance.............   38.0        36.5       26.1        30.8        28.1
                                           ------      ------      -----      ------       -----
              Total cost of revenues......   38.5        38.4       29.8        34.1        33.1
    Operating expenses:
      Sales and marketing.................  225.9        92.9       59.6        66.3        42.6
      Product development.................  236.7        78.1       68.7        78.4        47.9
      General and administrative..........   79.6        28.1       29.4        35.0        13.6
                                           ------      ------      -----      ------       -----
              Total operating expenses....  542.2       199.1      157.7       179.7       104.1
    Operating loss........................ (480.7)     (137.5)     (87.5)     (113.8)      (37.2)
    Interest income.......................    4.8         1.2        0.7         1.0         0.8
    Interest expense......................   (3.3)       (2.3)      (2.4)       (3.1)       (0.8)
                                           ------      ------      -----      ------       -----
    Loss before provision for income
      taxes............................... (479.2)     (138.6)     (89.2)     (115.9)      (37.2)
    Provision for income taxes............     --          --         --          --          --
                                           ------      ------      -----      ------       -----
    Net loss.............................. (479.2)%    (138.6)%    (89.2)%    (115.9)%     (37.2)%
                                           ======      ======      =====      ======       =====

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Revenues. Total revenues, consisting of software license revenues and service and maintenance revenues, increased 142.6%, from $5.1 million for the nine months ended September 30, 1996 to $12.5 million for the nine months ended September 30, 1997.


     Software license revenues increased 138.1%, from $3.1 million for the nine months ended September 30, 1996 to $7.4 million for the nine months ended September 30, 1997. The growth was due primarily to the addition of new customers as well as new product sales to existing customers and growth in export sales, primarily in Europe. Service and maintenance revenues increased 149.4%, from $2.0 million for the nine months ended September 30, 1996 to $5.1 million for the nine months ended September 30, 1997. The increase was primarily attributable to the growth of the installed base of customers and the increasing complexity of user requirements, which resulted in an increase in consulting service revenues.


     Cost of Revenues. The Company's cost of revenues consists of cost of software license revenues and cost of service and maintenance revenues. Cost of software license revenues consists primarily of the cost of third-party software products distributed by the Company and the cost of product media, manuals and shipping. Cost of service and maintenance revenues consists of costs to provide consulting, implementation and training to licensees of the Company's products and the cost of providing software maintenance to customers, technical support services and periodic upgrades of software.

     Cost of software license revenues increased 264.1%, from $170,000 for the nine months ended September 30, 1996 to $619,000 for the nine months ended September 30, 1997. Cost of software license revenues as a percentage of software license revenues increased from 5.5% for the nine months ended September 30, 1996 to 8.4% for the nine months ended September 30, 1997. The increase in cost of revenues in dollar amount and as a percentage of software license revenues was primarily due to an increase in third-party software products distributed by the Company, as well as costs associated with increased sales volume.

     Cost of service and maintenance revenues increased 121.0%, from $1.6 million for the nine months ended September 30, 1996 to $3.5 million for the nine months ended September 30, 1997. The increase in the dollar amount of such costs resulted primarily from the addition of service consultants and customer support personnel to provide services to a larger customer base. Cost of service and maintenance revenues as a percentage of service and maintenance revenues decreased from 77.4% for the nine months ended September 30, 1996 to 68.6% for the nine months ended September 30, 1997. The decrease as a percentage of service and maintenance revenues was due to an increasing revenue base.


     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel and promotional expenses, and facility and communication costs for direct sales offices. Sales and marketing expenses increased 55.8%, from $3.4 million for the nine months ended September 30, 1996 to $5.3 million for the nine months ended September 30, 1997. The increase in dollar amount was primarily attributable to an increase in the number of sales offices (approximately $277,000 in facility-related expenses), increased staffing in the direct sales force and sales and marketing organizations (approximately $564,000 in compensation expenses, $140,000 in recruiting expenses and $279,000 in travel-related expenses) and an increase in commissions expense ($434,000) due to increased software license fees. Sales and marketing expenses as a percentage of total revenues decreased from 66.3% for the nine months ended September 30, 1996 to 42.6% for the nine months ended September 30, 1997 due to an increasing revenue base. The Company is in the process of expanding its distribution channels, both domestically and internationally and, accordingly, sales and marketing expenses are expected to increase in dollar amount in the future.


     Product Development. Product development expenses include software development costs and consist primarily of engineering personnel costs. The Company has made significant investments in product development in the past several years to bring its suite of component-based, object-oriented financial accounting products to market.

     Product development expenses increased 48.4%, from $4.0 million for the nine months ended September 30, 1996 to $6.0 million for the nine months ended September 30, 1997. The increase in product development expenses was due primarily to the continued hiring of software specialists, principally in the quality assurance, product engineering and distributed computing development areas, as well as normal salary increases. Product development expenses as a percentage of total revenues decreased from 78.4% for the nine months ended September 30, 1996 to 47.9% for the nine months ended September 30, 1997 due to an increasing revenue base. The Company anticipates that product development expenses will increase in dollar amount in future periods as the Company continues to enhance the functionality of its core financial accounting and reporting and workflow applications and as it continues development work on the next releases of its suite of application modules.

     General and Administrative. General and administrative expenses consist primarily of salaries of executive, administrative and financial personnel, as well as provisions for doubtful accounts and outside professional fees. General and administrative expenses decreased 5.5%, from $1.8 million for the nine months ended September 30, 1996 to $1.7 million for the nine months ended September 30, 1997. General and administrative expenses as a percentage of total revenues decreased from 35.0% for the nine months ended September 30, 1996 to 13.6% for the nine months ended September 30, 1997. The decrease in general and administrative expenses in dollar amount and as a percentage of total revenues was primarily due to a nonrecurring charge of $492,000 in executive compensation in the second quarter of 1996 attributable to stock options granted at less than market value. The Company expects general and administrative expenses to increase in dollar amount in future periods due to the Company's growth as well as the additional expense of being a public company.

     Provision for Income Taxes. No provision or benefit for federal, state or foreign income taxes was made for the nine months ended September 30, 1996 or September 30, 1997 due to the operating losses incurred in the respective periods. The Company has reported only tax losses to date and consequently has approximately $16.0 million of net operating loss carryforwards, which expire at various times through the year 2011, available to offset future taxable income. The utilization of such net operating losses is subject to limitations as a result of an ownership change. The annual limitation and the timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization. The Company's deferred tax assets at September 30, 1997 were $7.3 million, consisting primarily of net operating loss carryforwards. The Company's benefit of deferred tax assets has been fully reserved as of September 30, 1997 as the realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Total revenues increased 78.2%, from $4.7 million for the year ended December 31, 1995 to $8.3 million for the year ended December 31, 1996. The increase was attributable to growth in all aspects of the Company's revenues as outlined below.

     Software license revenues increased 64.4%, from $3.2 million for the year ended December 31, 1995 to $5.2 million for the year ended December 31, 1996. This growth was due to the availability of the Company's new products and an increase in new customers.

     Service and maintenance revenues increased 107.1%, from $1.5 million for the year ended December 31, 1995 to $3.1 million for the year ended December 31, 1996. The increase in service and maintenance revenues was primarily attributable to increases in consulting services and training revenues and an increase in the installed base of customers.

     Cost of Revenues. Cost of software license revenues increased 253.4%, from $88,000 for the year ended December 31, 1995 to $311,000 for the year ended December 31, 1996. Cost of software license revenues as a percentage of software license revenues increased from 2.8% for the year ended December 31, 1995 to 6.0% for the year ended December 31, 1996. The increase in dollar amount and as a percentage of revenues was primarily due to an increase in third-party products distributed by the Company, as well as costs associated with increased sales volume.

     Cost of service and maintenance revenues increased 27.7%, from $1.7 million for the year ended December 31, 1995 to $2.2 million for the year ended December 31, 1996. The increase in dollar amount of such costs resulted primarily from increased staffing in the consulting and support organizations in response to increased demand for consulting services and continued growth in the customer base. Cost of service and maintenance revenues as a percentage of service and maintenance revenues decreased from 112.6% for the year ended December 31, 1995 to 69.4% for the year ended December 31, 1996 due to an increasing revenue base.


     Sales and Marketing. Sales and marketing expenses increased 14.4%, from $4.4 million for the year ended December 31, 1995 to $5.0 million for the year ended December 31, 1996. The increase in dollar amount of such expenses was primarily attributable to an increase of approximately $400,000 in commission expense due to increased software license fees. Sales and marketing expenses as a percentage of total revenues decreased from 92.9% for the year ended December 31, 1995 to 59.6% for the year ended December 31, 1996, due to an increasing revenue base.


     Product Development. Product development expenses increased 56.6%, from $3.7 million for the year ended December 31, 1995 to $5.7 million for the year ended December 31, 1996. The increase was primarily attributable to the additional engineers retained for development of new product modules as well as enhancements to existing products. Product development expenses as a percentage of total revenues were 78.2% for the year ended December 31, 1995 and 68.7% for the year ended December 31, 1996. The decrease as a percentage of total revenues was due to an increasing revenue base.


     General and Administrative. General and administrative expenses increased 86.4%, from $1.3 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996. General and administrative expenses as a percentage of total revenues increased from 28.1% for the year ended December 31, 1995 to 29.4% for the year ended December 31, 1996. The increases in dollar amount and as a percentage of revenues resulted primarily from additional costs associated with the Company's growth, including an increase in executive compensation ($492,000) attributable to non-qualified stock options granted in the second quarter of 1996, an increase in the provision for doubtful accounts due to continued growth in the customer base ($190,000) and an increase in employment recruiting fees ($122,000) related to an increase in staffing.


     Provision for Income Taxes. No provision or benefit for federal, state or foreign income taxes was made for the years ended December 31, 1995 or December 31, 1996 due to the operating losses incurred in the respective periods and the availability of net operating loss carryforwards.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Total revenues increased 449.0%, from $853,000 for the year ended December 31, 1994 to $4.7 million for the year ended December 31, 1995. Software license revenues increased 463.4%, from $562,000 for the year ended December 31, 1994 to $3.2 million for the year ended December 31, 1995 as a result of the introduction of new applications and increased sales efforts. Service and maintenance revenues increased 421.3%, from $291,000 for the year ended December 31, 1994 to $1.5 million for the year ended December 31, 1995 as a result of increased demand for such services and continued growth in the customer base.

     Cost of Revenues. Cost of software license revenues increased 2100%, from $4,000 for the year ended December 31, 1994 to $88,000 for the year ended December 31, 1995. Cost of software license revenues as a percentage of software license revenues increased from 0.7% for the year ended December 31, 1994 to 2.8% for the year ended December 31, 1995. Such increases in dollar amount and as a percentage of software license revenues were due to an increase in third-party products distributed by the Company, as well as costs associated with increased sales volume.

     Cost of service and maintenance revenues increased 427.2%, from $324,000 for the year ended December 31, 1994 to $1.7 million for the year ended December 31, 1995. Cost of service and maintenance revenues as a percentage of service and maintenance revenues increased from 111.3% for the year ended December 31, 1994 to 112.6% for the year ended December 31, 1995. The increase in dollar amount and as a percentage of revenues resulted primarily from increased staffing in the consulting and support organizations in order to meet demand.

     Sales and Marketing. Sales and marketing expenses increased 125.7%, from $1.9 million for the year ended December 31, 1994 to $4.4 million for the year ended December 31, 1995. The increase in sales and marketing expenses resulted primarily from additional sales personnel and an increase in public relations costs. Sales and marketing expenses as a percentage of total revenues decreased from 225.9% in 1994 to 92.9% in 1995. The decrease as a percentage of revenues was due to an increasing revenue base.

     Product Development. Product development expenses increased 81.3%, from $2.0 million for the year ended December 31, 1994 to $3.7 million for the year ended December 31, 1995. The increase in product development expenses reflected an increase in expenses related to the continued development and enhancement of FlexiFinancials, FlexiInfoSuite and FlexiTools application products. Product development expenses as a percentage of total revenues were 236.7% in 1994 and 78.2% in 1995. The decrease as a percentage of total revenues was due to an increasing revenue base.

     General and Administrative. General and administrative expenses increased 93.8%, from $679,000 for the year ended December 31, 1994 to $1.3 million for the year ended December 31, 1995. The increase in general and administrative expenses in dollar amount resulted primarily from an increase in the provision for doubtful accounts due to continued growth in the customer base, higher personnel costs and an increase in occupancy related expenses. General and administrative expenses as a percentage of total revenues decreased from 79.6% in 1994 to 28.1% in 1995, due to an increasing revenue base.

     Provision for Income Taxes. No provision or benefit for federal, state or foreign income taxes was made for the years ended December 31, 1994 or December 31, 1995 due to operating losses incurred in the respective periods.

SELECTED QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's Common Stock. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenues attributable to software license revenues versus service and maintenance revenues, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Furthermore, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company has often recognized a substantial portion of its revenues in the last month of the quarter. As a result, software license revenues in any quarter are substantially dependent on installations performed in the last month of that quarter. Accordingly, a small variation in the timing of recognition of revenues for specific transactions is likely to adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of its expected future revenues and only a small portion of the Company's expenses vary with its revenues. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.


     The Company has only been profitable during the quarter ended September 30, 1997, and there can be no assurance that the Company will remain profitable on a quarterly basis. The Company's software license revenues during the quarter ended September 30, 1997 were significantly higher than software license revenues from previous quarters due primarily to a significant number of software installations during the quarter and, to a lesser extent, to the recognition of approximately $750,000 of revenues from technology licenses with two new FIPs. Service and maintenance revenues during the quarter primarily reflected a significant demand for services from new customers. Cost of software license revenues remained relatively low due to increased sales of proprietary products relative to third-party products as well as the minimal costs associated with the FIP technology licenses. Cost of service and maintenance revenues reflected greater utilization of in-house support staff and less reliance on third-party consultants.


     The Company's business has experienced and is expected to continue to experience significant seasonality with respect to software license fees. In recent years, the Company has had greater demand for its products in its fourth quarter and has experienced lower revenues in its succeeding first quarter. These fluctuations are caused primarily by the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that seasonal trends may continue for the foreseeable future. See "Risk
Factors -- Potential Fluctuations in Quarterly Performance; Seasonality."

     The following table sets forth unaudited quarterly results of operations of the Company for each of the quarters in the year ended December 31, 1996 and the nine months ended September 30, 1997. In management's opinion, this unaudited information has been prepared on the same basis as the audited Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                                               THREE MONTHS ENDED
                                   --------------------------------------------------------------------------
                                   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,
                                     1996       1996       1996       1996       1997       1997       1997
                                   --------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Revenues:
  Software license...............  $    659   $    775   $  1,658   $  2,113   $  1,311   $  1,510    $4,541
  Service and maintenance........       311        839        894      1,098      1,236      1,465     2,397
                                    -------    -------    -------    -------    -------    -------    ------
          Total revenues.........       970      1,614      2,552      3,211      2,547      2,975     6,938
Cost of revenues:
  Software license...............        61         73         36        141        296        163       160
  Service and maintenance........       485        616        482        598        777      1,100     1,622
                                    -------    -------    -------    -------    -------    -------    ------
          Total cost of
            revenues.............       546        689        518        739      1,073      1,263     1,782
Operating expenses:
  Sales and marketing............       928      1,055      1,422      1,573      1,561      1,753     1,992
  Product development............       918      1,546      1,561      1,708      2,152      1,914     1,906
  General and administrative.....       403        884        511        655        595        507       597
                                    -------    -------    -------    -------    -------    -------    ------
          Total operating
            expenses.............     2,249      3,485      3,494      3,936      4,308      4,174     4,495
Operating income (loss)..........    (1,825)    (2,560)    (1,460)    (1,464)    (2,834)    (2,462)      661
Interest expense (income), net...        89          8         14         27         13        (33)       25
                                    -------    -------    -------    -------    -------    -------    ------
Income (loss) before provision
  for income taxes...............    (1,914)    (2,568)    (1,474)    (1,491)    (2,847)    (2,429)      636
Provision for income taxes.......        --         --         --         --         --         --        --
                                    -------    -------    -------    -------    -------    -------    ------
Net income (loss)................  $ (1,914)  $ (2,568)  $ (1,474)  $ (1,491)  $ (2,847)  $ (2,429)   $  636
                                    =======    =======    =======    =======    =======    =======    ======

     The following table sets forth unaudited quarterly results of operations as a percentage of revenues for each of the quarters in the year ended December 31, 1996 and the nine months ended September 30, 1997.

                                                                 THREE MONTHS ENDED
                                 ----------------------------------------------------------------------------------
                                 MAR. 31,    JUNE 30,    SEP. 30,     DEC. 31,    MAR. 31,    JUNE 30,    SEP. 30,
                                   1996        1996        1996         1996        1997        1997        1997
                                 --------    --------    ---------    --------    --------    --------    ---------
Revenues:
  Software license..............    67.9%       48.0%       65.0%        65.8%       51.5%       50.8%       65.5%
  Service and maintenance.......    32.1        52.0        35.0         34.2        48.5        49.2        34.5
                                  ------      ------       -----        -----      ------       -----       -----
          Total revenues........   100.0       100.0       100.0        100.0       100.0       100.0       100.0
Cost of revenues:
  Software license..............     6.3         4.5         1.4          4.4        11.6         5.5         2.3
  Service and maintenance.......    50.0        38.2        18.9         18.6        30.5        37.0        23.4
                                  ------      ------       -----        -----      ------       -----       -----
          Total cost of
            revenues............    56.3        42.7        20.3         23.0        42.1        42.5        25.7
Operating expenses:
  Sales and marketing...........    95.7        65.4        55.7         49.0        61.3        58.9        28.7
  Product development...........    94.6        95.7        61.2         53.2        84.5        64.3        27.5
  General and administrative....    41.5        54.8        20.0         20.4        23.4        17.0         8.6
                                  ------      ------       -----        -----      ------       -----       -----
          Total operating
            expenses............   231.8       215.9       136.9        122.6       169.2       140.2        64.8

Operating income (loss).........  (188.1)     (158.6)      (57.2)       (45.6)     (111.3)      (82.7)        9.5
Interest expense (income),
net.............................     9.2         0.5         0.5          0.8         0.5        (1.1)        0.3
                                  ------      ------       -----        -----      ------       -----       -----
Income (loss) before provision
  for income taxes..............  (197.3)     (159.1)      (57.7)       (46.4)     (111.8)      (81.6)        9.2
Provision for income taxes......      --          --          --           --          --          --          --
                                  ------      ------       -----        -----      ------       -----       -----
Net income (loss)...............  (197.3)%    (159.1)%     (57.7)%      (46.4)%    (111.8)%     (81.6)%       9.2%
                                  ======      ======       =====        =====      ======       =====       =====

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has primarily financed its operations through private placements of its stock to private investors, issuances of convertible promissory notes and loans and, to a lesser extent, equipment financing and traditional financing arrangements.

     As of September 30, 1997, the Company had cash and cash equivalents of $3.3 million, a decrease of $16,000 from cash and cash equivalents held at December 31, 1996. The Company's working capital at September 30, 1997 was $1.7 million, compared to $1.5 million at December 31, 1996.

     The Company's operating activities resulted in net cash outflow of $6.4 million, $6.2 million and $5.5 million for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively, principally for product development and sales and marketing. Investing activities, consisting of capital expenditures (primarily computer equipment), resulted in net cash outflow of $223,000, $425,000 and $575,000 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively. At September 30, 1997, the Company had no material commitments for capital expenditures. The Company's financing activities generated net cash of $5.7 million, $9.9 million and $6.0 million for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively. Such cash was primarily attributable to proceeds from private placements of the Company's stock and from borrowings.

     The Company has a working capital revolving line of credit with a bank, which is secured by the Company's accounts receivable. The amount available under this facility is limited to the lesser of 80% of the Company's eligible accounts receivable, as defined, or $2.0 million. The facility will expire on June 1, 1998. The agreement under which the line of credit was established contains certain covenants, including provisions requiring the Company to maintain specified financial ratios. The Company was in compliance with these covenants at September 30, 1997. At September 30, 1997, $2.0 million was outstanding under this line of credit.

     The Company believes that proceeds generated by the sale of Common Stock offered by the Company in the offering, cash and cash equivalents, cash generated internally by operations, and available borrowings under the line of credit will be sufficient to meet the Company's working capital requirements for at least the next twelve months.

                                    BUSINESS

     The Company designs, develops, markets and supports the Flexi family of financial and accounting software applications and related tools. The Flexi solution -- FlexiFinancials, FlexiInfoSuite and FlexiTools -- is designed to address the needs of users with sophisticated financial accounting requirements. The Company believes that the solution's distributed, object-oriented, component-based architecture provides significant advantages over traditional financial accounting software, including greater transaction throughput and scalability, ease of implementation, modification and use, and reduced cost of ownership. Flexi products are designed to support new technologies as they develop, including the Internet and corporate intranets, can be modified quickly and efficiently by users to create tailored business solutions and can readily be integrated with new applications to support evolving business processes.

INDUSTRY OVERVIEW

     Rapidly changing market conditions and intensifying competitive pressures have in recent years increased the need for highly functional, flexible financial accounting systems that provide easy access to information. Such systems generate and manage financial information to formulate and validate business strategies, satisfy internal and external reporting requirements and comply with regulatory requirements. The systems must have sufficient performance and adaptability to continue to provide timely and accurate information as organizations change business processes to meet evolving market and operational requirements. This is particularly true for organizations experiencing rapid growth in dynamic markets, and for multinational organizations, which face the complex task of managing financial information in multiple tax jurisdictions, currencies and languages. Furthermore, large organizations require financial accounting systems that offer broad functionality across dispersed locations and workgroups. These functional and technological requirements are especially critical in businesses centered around the timely collection, analysis and dissemination of vast amounts of numerical information, such as banking, insurance and other financial services organizations, as well as healthcare and technology organizations.

     The financial accounting software market is well-established and growing rapidly. Based on available industry information, the Company believes that the overall market for financial accounting software totalled $4.5 billion in 1996, of which $2.4 billion was spent on client/server software, and is expected to grow to more than $9.2 billion by the year 2001, of which $8.5 billion is expected to be client/server-related.

     The financial accounting software market has undergone a series of fundamental technology shifts, each of which has brought dramatic improvements, and created new challenges, in the management of financial information. The widespread adoption of mainframes and minicomputers during the 1980s first permitted the automated processing and distribution of massive amounts of information. However, their centralized operation and closed architecture prevented businesses from using these systems for purposes other than maintaining centralized financial records and batch processing of accounting transactions. Organizations required more flexible accounting solutions that could adapt rapidly to business changes and scale across multiple platforms as technology evolved, while performing core accounting functions on a more cost-effective basis.

     The proliferation of PCs and workstations led to the introduction of client/server-based solutions during the early 1990s. These solutions make information readily accessible to the desktop and support industry-standard operating systems -- but often lack robust functionality, performance and ease of implementation. These first generation (or legacy) client/server accounting solutions do not duplicate the full functionality of mainframes for data-intensive applications, are still written in proprietary languages, lack the security and reliability associated with mainframes, and cannot be integrated easily with emerging technologies such as the Internet. In addition, legacy client/server systems often involve a lengthy and costly implementation process, which industry analysts estimate can cost up to ten times as much as the underlying software. Until recently, these factors have made many organizations reluctant to convert from their traditional mainframe solutions to a client/server environment.

     A new generation of object-oriented, component-based technology has evolved in recent years to address many of the limitations associated with legacy client/server solutions and to support the efficient use of the

Internet as an integral part of financial accounting solutions. Object-oriented development methodologies facilitate the reuse of application logic to adapt to changing technological and accounting requirements. Component-based architecture allows the timely creation of tailored business solutions by simplifying and shortening the integration of software applications from multiple sources and facilitating use of applications over the Internet. Additionally, the distributed model of computing, in which processing logic resides at the appropriate level within a client/server architecture, has created the potential for a higher degree of functionality, flexibility and scalability than available with legacy client/server or mainframe systems. The advantages inherent in these new technologies have led many vendors of legacy client/server solutions, including the Company's principal competitors, to announce their intention to transition to these new technologies -- often at the cost of replacing or rewriting their current products.

     This new generation of technology provides a foundation by which users can address critical business requirements that are not met effectively by legacy mainframe or client/server accounting systems, including:

     - Flexibility to embrace emerging technologies, such as the Internet, as they are adopted;

     - Adaptability to support rapidly evolving business processes and strategies for organizations with sophisticated financial accounting requirements;

     - Performance, including the functionality, portability and scalability to process massive amounts of data quickly, efficiently and securely; and

     - Reduced cost of ownership through ease and speed of implementation, integration with installed technology and existing databases without code reconfiguration or customization, simplified training and reduced maintenance.

THE FLEXI SOLUTION

     The Flexi solution provides easy access to critical financial information through a suite of open, distributed financial accounting applications and tools based on an object-oriented, component-based architecture. The business advantages of the Flexi solution include:

     - Deployment of Emerging Technologies. The Flexi solution is designed to support new technologies as they develop. For example, the Company was one of the first client/server financial accounting software vendors to offer Internet enhancements for its products in 1996. It was also one of the first to introduce a broad range of ActiveX components in 1997, allowing the Company's products to support Internet or intranet communications and permitting its users to draw on the Internet for flexible and cost-effective communications across dispersed locations without significant code reconfiguration. This greatly increases the flexibility and breadth of access to the Flexi solution without significant additional customer investment.

     - Ability to Adapt to Changing Business Processes. The Company's object-oriented, component-based architecture allows the Flexi solution to be modified quickly and efficiently by users. In addition, users can seamlessly integrate the Flexi solution with new applications to support business processes and to address new business strategies as they evolve. As a result, the Flexi solution can facilitate the implementation by organizations of new and more efficient ways to conduct their businesses.

     - High Performance with Sophisticated Functionality. By offering native support of multiple databases and server-based processing, the Flexi solution provides enhanced data and transaction throughput and greater scalability in comparison with traditional financial accounting solutions. The Company believes that the Flexi solution is also among the few client/server solutions offering the functionality and scalability required by organizations with sophisticated accounting requirements, especially multinational and rapidly growing organizations. For example, the Company's FlexiLedger system can support multi-company consolidations, full currency translation, a high level of user-defined data security and broad capacity to implement allocations -- critical functions for sophisticated users that are not otherwise available on a comprehensive basis in legacy client/server systems. The performance and functionality of the Flexi solution allows organizations to rapidly and efficiently process financial data and close their books, providing managers with quicker access to critical business information.

     - Reduced Cost of Ownership. The Flexi solution can significantly reduce the overall cost of ownership for organizations with sophisticated financial accounting requirements. The Company's object-oriented, component-based solution is written in an industry-standard language (C++) and can be quickly and easily implemented, maintained and operated, and the time involved to add or change features is far less than that required with legacy client/server systems. The Flexi solution's ability to operate across a broad range of hardware and database platforms reduces the need for major technology investments to transition to the Company's solution, while its data access layer reduces the need by customers to change or reconfigure their installed databases. The Flexi solution further reduces the need for hardware investment and reduces personnel costs as its high performance allows users to satisfy their processing requirements without the need for more powerful or additional processing resources.

STRATEGY

     The Company's goal is to establish itself as a global leader in the financial accounting software market. Key elements of the Company's strategy include:

     - Extend Technology Leadership. The Company believes that its object-oriented, component-based architecture and development expertise provide it with competitive advantages. The Company intends to maintain a significant investment in research and development to introduce further enhancements to its open, distributed financial accounting solution. The Company's architecture also enables the Company to take advantage of the adoption of the Internet and corporate intranets as critical components of an organization's future system deployments, enabling customers to use cost-effective and security-enhanced communications and information sharing among their employees without excessive development costs or delays in implementation.

     - Target Users with Sophisticated Financial Accounting Requirements. The Company believes that its solution is particularly suited for adoption by users with sophisticated financial accounting requirements. The Company intends to continue to target its sales and marketing efforts at such users, including those in the banking, insurance and other financial services industries, as well as technology and healthcare industries. The Company believes that a large number of users in these industries have substantial processing requirements and operate on legacy systems, including mainframe systems. The Company therefore believes that the conversion of these systems to open, distributed systems provides a significant market opportunity.

     - Focus on Reduced Cost of Ownership. The Company believes that another competitive advantage of its architecture is the reduction in cost of ownership. The Company believes that its architecture allows organizations to rapidly and easily implement, maintain and alter their business applications across a number of widely used platforms and operating systems, thus reducing costs. The Company believes that the reduction in overall ownership cost is important for organizations transitioning to a client/server solution and intends to invest in development and marketing programs to maintain and underscore the relative economic benefits of its products.

     - Leverage Strategic Relationships. The Company has established technology and marketing relationships with a number of technology firms. For instance, Microsoft Corporation ("Microsoft") selected the Company as one of its first Microsoft Solution Developers and listed the Company as one of the two original Microsoft BackOffice-compliant enterprise accounting vendors. In addition, the Company has technical and marketing relationships with Arbor Software Corporation, Comshare Incorporated, Crystal Computer Services Inc., Digital Equipment Corporation, Filenet Corporation, Hewlett-Packard Company, IBM Corporation, Oracle Corporation, SQRiBE Technologies, Sun Microsystems, Inc. and Sybase, Inc. The Company has leveraged these relationships by taking advantage of its solution's architecture to support a broad range of industry standards, including multiple RDBMs, operating systems and hardware platforms. The Company plans to continue to establish technological relationships and support emerging industry standards (such as ActiveX controls and the Java programming language) to assure that its products meet the technology requirements, and can integrate seamlessly with other technology solutions, of its principal customers.

     - Expand Sales and Distribution Resources. The Company intends to extend its sales resources by increasing the size of its direct sales organization in major markets to target strategic accounts in both North America and Europe. The Company believes that many potential customers can benefit from the advanced functionality of its products (for example, the abilities of the products to integrate tax computations, currency fluctuations and multiple language considerations). To date, the Company has focused its sales and marketing efforts primarily in the financial services industry, including banks, insurance companies and other financial services organizations. The Company intends to leverage its high-profile, referenceable customers in this industry to gain additional customers in this and other targeted vertical markets. In addition, the Company has established its Flexi Industry Partner, or FIP, program, identifying and partnering with software vendors in the healthcare, real estate, retail and manufacturing industries. By leveraging the sales organization and market expertise of its FIPs, the Company can focus on the specific needs of vertical markets without disproportionate investment.

TECHNOLOGY

     To achieve high performance, full portability and scalability across platforms, rich application functionality and easy access to information, the Flexi solution incorporates the following key technical features:

     - Object-oriented, component-based architecture assures that in addition to high functionality, the Company's systems are highly flexible. The use of leading CASE tools and coding in C++ facilitates customization by users and maximizes reusable code for developers. Furthermore, the use of the ANSI standards for the C++ language facilitates the portability of the Company's products, as the code is supported over a range of native C++ compilers available on a number of widely used operating systems. Component-based architecture allows organizations to create tailored business solutions by simplifying and shortening the implementation of applications acquired from multiple sources. The Company's object-oriented, component-based architecture also facilitates the support of Internet functionality by the Company's products.

     - Distributed architecture to provide platform portability and optimize performance. If an application's logic resides only on the client, users are unable to efficiently process high-volume transactions, while if it is resident only on the server, the interactive performance of the application is degraded. The Company's multi-tier distributed architecture allocates system functionality across tiers to avoid these limitations and assures that the requirements of sophisticated users needing high performance and immediate access, coupled with ease of use, are met.

     - Data abstraction layer that accesses multiple database systems natively, enhancing the performance and portability of the Company's solution, which currently supports Sybase, IBM's DB2, Microsoft's SQL Server and Oracle.


     - Support of open systems and industry standards enhances the portability and scalability of the Company's products. The Company supports a wide range of server operating systems (including Windows NT, AIX, Solaris, HPUX and OS/390), traditional client platforms such as Windows (including Windows 3.x, 95 and NT) and emerging technologies such as the Internet, facilitating ease of use, system portability and smooth integration of packages from third-party vendors as required to provide generic functionality.


PRODUCTS

     The Flexi solution is an integrated set of financial accounting applications, together with related information applications and development tools, that address the needs of users with sophisticated financial accounting requirements and is easily customized and supports the latest technologies as they evolve. The following table provides selected information relating to the Company's three core families of products, its FlexiFinancials financial accounting systems, its FlexiInfoSuite family of reporting and workflow applications and its FlexiTools development and customization tools. All of the Company's products can operate on a fully integrated basis, or be licensed separately for use on a stand-alone basis or for integration with products from third-party vendors.

                    COMMERCIAL                      COMMERCIAL                             COMMERCIAL
FLEXIFINANCIALS    INTRODUCTION     FLEXIINFOSUITE  INTRODUCTION   FLEXITOOLS              INTRODUCTION
-----------------  ------------     --------------  ----------     ----------------------  ----------
FlexiLedger            1993         FlexiWriter        1993        FlexiControl               1993
FlexiPayables          1994         FlexiAnalysis      1994        FlexiDesigner              1994
FlexiReceivables       1995         FlexiWorkFlow      1996        FlexiDeveloper             1994
FlexiPurchasing        1996         FlexiNet           1996        FlexiDB                    1996
FlexiAssets            1997                                        FlexiActiveX Controls      1997
FlexiOrders            1997
FlexiInventory         1997

  FlexiFinancials

     - FlexiLedger. FlexiLedger, the general ledger module for FlexiFinancials, provides the functionality required for users with sophisticated financial accounting requirements, including the ability to support unlimited number of currencies, multicurrency accounts and multicurrency sets of books; multi-company consolidations; user-defined subledgers; flexible account validation; sophisticated summarization and allocation structure, as well as other normal ledger functions, with levels of security traditionally associated with mainframes.

     - FlexiPayables. FlexiPayables is an accounts payable module that supports centralized and decentralized accounts payable processing through sophisticated operation and accounting security controls, while supporting the generation of invoices and payment authorizations automatically routed for approval. Users have the flexibility to establish payment rules, terms for payment, cash management, expense control and vendor management.

     - FlexiReceivables. FlexiReceivables is an accounts receivable module that supports automatic cash application, invoice aging and discounts, as well as flexible rules for account group, payment schedule commission and other terms. It can be easily configured to define multiple account distribution or multiple-company accounting for management of receivables across large organizations.

     - FlexiPurchasing. FlexiPurchasing is a dynamic purchasing management module that tracks purchases from requisition to purchase order to invoicing, as well as delivery and storage, including data ranging from discount levels to receipt and acceptance of goods. Users can define, among other items, management approval levels, all relevant report information and payment terms.

     - FlexiAssets. FlexiAssets is a fixed-asset module for controlling and tracking the physical location of all assets, while providing depreciation calculations on a fully automated basis. The user can maintain records on an unlimited number of assets. FlexiAssets permits the user to choose depreciation methods, and to maintain records to satisfy GAAP and federal, state and local property tax reporting requirements.

     - FlexiOrders. FlexiOrders handles a user's complete ordering cycle online, from quotations and order processing to shipment and returns. In addition, it generates all necessary forms and documentation for processing and packaging orders and allows designation of multiple scheduling and delivery dates.

     - FlexiInventory. FlexiInventory is an inventory management module that provides complete inventory control from receipt of stock through inventory analysis and evaluation, while tracking parts through multiple warehouses and bin locations. It can support an unlimited number of parts and can define maximum, minimum and reorder points for each part.

  FlexiInfoSuite

     The FlexiInfoSuite software takes advantage of the flexibility of the Company's products and their ability to be integrated seamlessly with other technologies to provide a "best-of-class" report development, report generation and workflow system to serve a broad range of management information and control requirements, ranging from high-volume batch processing to interactive, on-line analytical processing to workflow design and implementation. The FlexiInfoSuite software has the flexibility to provide highly tailored reports in industry standard formats, with the functionality to support a high volume of data across organizations, while providing customers freedom of choice in their selection of GUI, security and presentation.

     The FlexiInfoSuite software includes: FlexiWriter, for high-volume general ledger financial statements, either on-site or at remote locations; FlexiAnalysis, which provides general ledger access directly from Excel without leaving the Microsoft spreadsheet environment; and FlexiWorkFlow, which manages accounting approval processes throughout the organization. To meet specific customer requirements, the Company also offers imaging, reporting and workflow solutions developed by third parties as part of its FlexiInfoSuite solution, including reporting applications by Arbor Software Corporation, imaging solutions by Filenet Corporation and reporting applications by Crystal Computer Services Inc.

     During the fourth quarter of 1996, the Company released FlexiNet, an Internet-enabled application extension. FlexiNet includes HTML-based queries for key functions within the FlexiFinancials applications. These HTML-based queries provide convenient access over the Internet to functional areas such as vendor invoice status within FlexiPayables, purchase requisition input, customer account inquiries within FlexiReceivables and dynamic balance analysis within FlexiLedger. Full field-level security is maintained through the transparent, yet secure, use of dual passwords between the browser, the Web server and the FlexFinancials database.

  FlexiTools

     FlexiTools are development and customization tools based on the C++ language that permit users to take advantage of the object-oriented, component-based architecture of the Company's systems to accommodate their unique requirements in a timely and cost-effective manner. FlexiDesigner, FlexiDeveloper and FlexiDB provide users with the flexibility to extend Flexi applications and customize the interface and database definitions. With these tools, customers may add additional fields to any table, modify the attributes of a currently existing database or customize their graphical user interface. Each customer has a high degree of flexibility regarding screen or menu structure. Through the revision control feature, subsequent updates may be easily applied without overriding customized modifications. By maintaining customized applications throughout subsequent software releases, FlexiTools reduce the risk of both subsequent system errors and overall system costs.

     FlexiControl permits users to define and manage system-wide controls such as security, while FlexiActiveX Controls allows customers to create interfaces between any Windows-based applications supporting OLE (Object Linking and Embedding) controls and FlexiFinancials modules. The Company believes that FlexiTools increase the flexibility of its products and facilitate seamless integration with customer applications.

  Pricing

     The Company offers server and client licenses for each of its products. Such licenses vary broadly based on modules, authorized sites, enabled platforms and volume discounts, if any. A module with typical configurations ranges in price from $40,000 to over $300,000.

  Product Enhancements and Developments

     The Company plans to continue to build on its object-oriented, component-based expertise and believes that it is particularly well positioned to take advantage of the adoption of the Internet and corporate intranets as critical components of an organization's future system deployments. The Company's technology facilitates the distribution of accounting functionality across users and workgroups in an automated, "just-in-time" manner over the Internet, as opposed to the significant implementation efforts required by networks associated with legacy client/server systems. With the introduction of FlexiNet in 1996, the Company established itself as one of the first accounting software vendors to provide Internet/intranet access.

     During the fourth quarter of 1997, the Company introduced, on a limited basis, its distributed computing capability incorporating a platform-independent, Java-based presentation layer and utilizing Microsoft Transaction Server. Beginning in the second half of 1998, the Company plans to release for general availability extended distributed computing capabilities utilizing both Microsoft Transaction Server and multiple Common Object Request Broker Architecture (CORBA)-compliant network transaction monitors such as IBM Component Broker. This will permit users to select a browser, spreadsheet or other data access tool for accessing FlexiFinancials processes without pre-installed Flexi software, which will allow full use of the Flexi solution as the Internet increasingly becomes the common data exchange vehicle of choice for users worldwide. The Company anticipates that it will continue to enhance the Internet functionality of its products with the inclusion of additional features on an ongoing basis. The Company will also continue over time to introduce submodules to its products to meet specific requirements of key industry sectors such as banking, insurance and other financial services.


SALES AND MARKETING

     The Company sells its products through direct and indirect channels. The Company believes there is a significant market for the advanced functionality of its products and intends to supplement its direct sales force by expanding its distribution network in selected foreign markets.

  Direct Sales


     The Company sells its products directly to end users through eight sales offices in the United States and one office in the United Kingdom. The Company's sales staff, which has extensive experience in financial accounting software and computer technology, consists of account executives who develop leads and coordinate sales activity, product representatives with extensive knowledge of the Company's product offerings and support staff. The percentage of the Company's total revenues attributable to direct sales in 1994, 1995 and 1996 and the nine months ended September 30, 1997 was 100%, 99.2%, 96.3% and 93.8%, respectively. As of September 30, 1997, the Company had 28 employees in sales, and the Company plans to increase its sales organization by at least 50% by the end of 1998.


  Indirect Sales

     The Company's indirect sales channel consists of Flexi Industry Partners ("FIPs") and an international distributor. The Company currently has relationships with FIPs in the healthcare, real estate, retail and manufacturing industries. By leveraging the sales organization and market expertise of its FIPs, the Company can focus on the specific needs of vertical markets without disproportionate investment. To date, the agreements between the Company and its FIPs have required the payment of an initial technology fee by the FIPs and additional royalty fees based on product sales by the FIPs.

     The Company has an international distributor in Hong Kong and plans to establish additional distributorships to complement its direct sales force and FIPs and to provide penetration into additional geographic and vertical markets.

CUSTOMERS


     The Company's customers include a wide range of financial institutions and other organizations that require a high level of functionality from their financial accounting software, including banks, insurance companies and other financial services firms, as well as organizations in other industries such as healthcare and technology. In each of the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, five customers, one customer, one customer and two customers, respectively, each represented 10% or more of the Company's total revenues, or an aggregate of 68.8%, 12.1%, 12.3% and 35.4% of total revenues, respectively. See "Risk Factors -- Concentration of Customers." As of September 30, 1997, the Company, directly and through its FIPs and distributors, had licensed its financial accounting solutions to more than 100 customers at over 150 sites. The following is a representative list of the Company's customers, each of which has accounted for at least $10,000 of revenues since January 1, 1997:



    BANKING                                     HEALTHCARE
    Citibank, N.A.                              Enterprise Systems (subsidiary of HBOC)
    Banco Popular del Ecuador                   Loma Linda University Medical Center
    Canada Trust
    Skandinaviska Enskilda Banken               TECHNOLOGY
                                                Excite, Inc.
    INSURANCE                                   Compaq Capital Corporation
    Blue Cross/Blue Shield of South Carolina    DataWorks Corporation
    Cologne Life Reinsurance                    SQRiBE Technologies
    Mutual of America
    NAC Re USA/UK                               OTHERS
    Transport Insurance                         American Media Group
                                                American Red Cross
    OTHER FINANCIAL SERVICES                    Central Maine Power
    AON Capital                                 Packard-Hughes Interconnect
    Babcock & Brown                             Sikorsky Aircraft
    Freddie Mac                                 The Spokesman Review
    PEMCO Financial Services
    Textainer
    TMG Financial Products
    Wheels, Inc.


     While each customer engagement differs, the following examples illustrate the types of business needs the Company has addressed:

     Citibank. Citibank is the second largest bank in the United States and serves customers in more than 3,000 locations in 98 countries and territories. In 1995, Citibank began an evaluation of several commercial general ledger packages to find a replacement for its heterogeneous systems. After detailed presentations, demonstrations and volume benchmarks from two finalists, Citibank selected the Company's FlexiLedger software to replace its corporate general ledger. Citibank chose the Flexi solution because of its open, object-oriented architecture, ease of customization, scalability, robust functionality, high-volume processing capabilities and support for a variety of server hardware, operating systems and databases. In early 1997, Citibank implemented FlexiLedger as its head office general ledger utilizing an HP9000 server and Sybase database. Since then, Citibank has selected FlexiLedger, FlexiPayables, FlexiAssets, FlexiProjects and FlexiWorkFlow software for implementation in the United States and eight other countries in Latin America and Europe.

     Canada Trust. As the sixth largest financial institution in Canada, Canada Trust requires a general ledger system capable of processing 500,000 detailed transactions during a four-hour month-end processing period. After reviewing numerous client/server accounting packages to replace its legacy mainframe general ledger system, Canada Trust chose the Company's financial accounting solution because of its ability both to support the institution's functional requirements and to process large volumes of transactional data. During the first quarter of 1997, Canada Trust, IBM Corporation and Price Waterhouse performed a benchmark test of the FlexiLedger application using an IBM RS/6000 platform and DB2/6000 relational database. During the test, the FlexiLedger software successfully achieved a posting rate of over 500,000 journal transactions per hour, representing an internal posting rate of over 5,000,000 journal balances per hour. Canada Trust purchased the FlexiLedger software in June 1997.

     Skandinaviska Enskilda Banken. Skandinaviska Enskilda Banken ("S-E-B"), a global banking organization based in Stockholm, Sweden, offers a broad range of banking services to approximately 180 multinational organizations, 850 major companies and municipalities, 125,000 small and medium-sized companies and 1.8 million private customers in 16 countries. In 1996, S-E-B started a search for a new general ledger system that was year 2000-compliant and offered Internet functionality capabilities that could not be addressed by its current system. After initial presentations by 13 accounting software vendors and follow-up demonstrations by three vendors, S-E-B chose the Company as its financial accounting software vendor. According to S-E-B, the Company demonstrated a superior ability to handle the bank's global requirements of multicompany, multi-currency processing while supporting S-E-B's network of server platforms.

     Excite, Inc. With revenue of $14.8 million in 1996, Excite, Inc. ("Excite") is a leading provider of Web content search services worldwide. In 1996, Excite concluded that it had already outgrown its two-year-old accounting system and required a sophisticated financial accounting solution that could support rapid growth and adapt to changes in business requirements and was based on complementary technologies. After an extensive evaluation, Excite chose the Company's financial accounting software because of its adaptable, object-oriented, component-based architecture and strong Internet capabilities. Utilizing an implementation team composed of personnel from Excite, the Company and a local systems integration firm, Excite implemented the Microsoft Windows NT/SQL Server versions of the FlexiPayables and FlexiLedger software in four and eight weeks, respectively.

     Enterprise Systems, Inc. (HBOC's Resource Management Group). HBOC's Resource Management Group ("HBOC"), formerly Enterprise Systems, Inc. ("ESi"), provides information systems which allow over 1,000 healthcare organizations to efficiently manage their most critical resources -- people, supplies, equipment, facilities and service. In 1994, ESi began upgrading its full line of healthcare resource management software to fully utilize a Windows-based client/server architecture. In order to provide its clients with a single source for operational and financial software, reduce the new product time to market and minimize overall development costs, ESi chose to review third-party financial application vendors. After an extensive evaluation, ESi chose the FlexiLedger and FlexiPayables applications because of their open, scalable architecture, which is based on industry-standard methodologies and tools consistent with ESi's own development efforts. In 1996, ESi became a Flexi Industry Partner, offering these Flexi applications with healthcare-specific capabilities as part of its new client/server product line. ESi markets the Company's applications utilizing Microsoft Windows NT/SQL Server and, as of September 1997, over 50 HBOC clients had entered into license agreements for one or more Flexi applications.

CLIENT SERVICES

     The Company's client services organization provides professional services, technical services, help-desk support and custom development for the Company's customers. The Company believes that a high level of service and support is critical to its success. Furthermore, the Company believes that a close and active service and support relationship is both important to customer satisfaction and provides the Company with important information regarding evolving customer requirements. As of September 30, 1997, the Company had 38 employees and eight consultants in its client services organization.

     The Company's professional services staff assists customers in the implementation of the Company's financial accounting software and provides training, project management, gap analysis, migration planning and year 2000 strategies. The Company's technical services personnel install Flexi products and provide customers with upgrade assistance, migration planning and implementation, data analysis and database management systems assistance, systems configuration, and management and integration services. The Company believes that effective training and technical support are essential to provide quality service and provides these services to its third-party channels and customers. When purchasing the Company's products, customers generally purchase an implementation consulting package, consisting of classroom and on-site training, project planning and system review. Depending upon the complexity of the customer's accounting and system requirements, the implementation process can extend beyond 90 days.

     In addition, the Company generally warrants that product performance will comply with published specifications for one year after delivery and requires customers to purchase an initial one-year maintenance contract that includes updates, error corrections and new releases. The Company generally provides technical support for the then current release and one prior release. The Company's standard maintenance contract automatically renews each year, unless the customer provides 30 days' notice. Annual maintenance fees are typically 17% of the list price of the underlying products.

     The Company's Flexi Support personnel provide toll-free telephone support from 8:00 a.m. to 8:00 p.m., Eastern Time, with 24-hour/seven-day support available for an additional fee. In addition, the Company's Flexi Support staff provides upgrade assistance, premium support, migration assistance and FlexiCenter remote management.

     The Company also leverages the expertise and personnel of a number of systems integrators and consultants, including Andersen Consulting, Deloitte & Touche LLP and KPMG Peat Marwick LLP, in connection with the delivery of sophisticated financial accounting solutions to certain customers.

COMPETITION

     The market for the Company's financial accounting software products and services is intensely competitive and characterized by rapid changes in technology and the frequent introduction of new products. The Company's principal competitors in the financial accounting software market include PeopleSoft, Inc., SAP AG, Oracle Corporation, GEAC Computer Corporation Limited, SQL Financials International, Inc. and Lawson Software. The Company also faces competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications. A number of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company and its FIPs and distributors. Moreover, other than the need for financial and technical expertise, there are no significant proprietary or other technological barriers to entry in the financial accounting software market. The Company believes that the principal factors affecting competition in the financial accounting software market include product flexibility, performance, functionality and features, use of standards-based technology, quality of support and service, company reputation, price and overall cost of ownership. See "Risk Factors -- Competition."

RESEARCH AND DEVELOPMENT

     The Company believes that its future success depends in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements. The Company plans to continue to enhance its products and develop new products, including the development of additional functionality for its financial accounting products. The Company has generally relied on internal efforts and resources to develop its software, and, in some limited cases, the Company has contracted with various firms to develop materials, processes, software or portions of software for and on behalf of the Company.

     As of September 30, 1997, the Company's research and development organization consisted of 57 employees and 20 consultants. The Company's product development expenses were $2.0 million, $3.7 million, $5.7 million and $6.0 million, or 236.7%, 78.2%, 68.7% and 48.0% of total revenues, for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

INTELLECTUAL PROPERTY

     The Company relies on a combination of license agreements and copyright, trade secret, service mark and trademark laws to protect its proprietary rights in technology. In addition, the Company currently requires its employees and consultants to enter into nondisclosure and invention agreements to limit use of, access to and distribution of its proprietary information.

     The Company's business includes the licensing of the Company's proprietary software to end users, as well as to FIPs and distributors authorized to license products to third parties. In general, such licensing of the Company's proprietary software to a licensee is a limited term, limited use, non-exclusive license that contains restrictions on copying, disclosure, usage, decompiling and transferability. Within these licensing agreements the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, generally requiring those persons with access to the Company's proprietary information to execute confidentiality agreements restricting use of and access to the Company's confidential information. In addition, the Company has entered into license agreements with a limited number of customers that allow these customers access to and use of the Company's software source code for certain purposes. Access to the source code may increase the likelihood of misappropriation by third parties.

     The Company generally relies on internal efforts in order to develop its software. However, in some limited cases the Company has contracted with consultants to develop software or portions of software for and on behalf of the Company. Software development by a contractor for the Company is done pursuant to agreements that generally assign all rights to the Company and contain nondisclosure provisions. Software developed by a contractor may be merged with software developed by the Company's own employees.

     The Company does not believe that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability to the Company to license the infringed or similar technology, the Company's business, financial condition and results of operations would be materially adversely affected.

     There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate. The laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by the Company to protect its proprietary rights, it may be possible for unauthorized third parties to copy aspects of the Company's products, reverse engineer, develop similar technology independently, or obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not develop technologies similar or superior to the Company's technologies or design around the proprietary rights owned by the Company. However, the Company believes that, because of the rapid pace of technological change in the software industry,trade secret and copyright protection is less significant to the Company's competitive position than factors such as the knowledge, ability and experience of its personnel, new product development, frequent product enhancements, name recognition and ongoing product maintenance support with regard to developing, establishing and maintaining a technology leadership position.

EMPLOYEES

     As of September 30, 1997, the Company employed 138 employees, including 57 in research and development, 31 in sales and marketing, 38 in client services and 12 in administration, finance and corporate support, and retained the service of 20 product development consultants and eight consultants in client services. The success of the Company depends on its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense in the software industry, particularly for talented software developers, service consultants, and sales and marketing personnel. There can be no assurance that the Company will be able to attract and retain qualified personnel in the future.

     The Company's employees are not represented by any labor unions. The Company considers its relations with its employees to be good.

FACILITIES

     The Company is headquartered in Shelton, Connecticut, where it leases approximately 28,630 square feet under a lease expiring in June 2003. In addition, the Company maintains leased office space in Atlanta, Georgia; Dallas, Texas; Edmonds, Washington; Oakland and San Diego, California; Melbourne, Florida; Norwood and Wellesley, Massachusetts; Schaumburg, Illinois; and London, United Kingdom.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in routine commercial litigation that arises in the ordinary course of its business. For example, in a July 1997 letter to the Company, a former distributor of the Company's products asserted a claim to commissions on sales to certain of the Company's customers. The Company believes that this claim is without merit and that any commissions due to this former distributor have been properly credited or paid. However, if this former distributor brings formal claims against the Company, the Company believes that it has meritorious defenses and it will vigorously defend any such claims.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their respective ages as of September 30, 1997 and their positions with the Company are as follows:

             NAME                  AGE                            POSITION
------------------------------    ------     ---------------------------------------------------
Stefan R. Bothe...............      49       Chairman of the Board and Chief Executive Officer

Jennifer V. Cheng.............      47       President, Treasurer and Director

James W. Schenck (1)..........      49       Executive Vice President, Software Engineering and
                                             Director

Richard P. Horner.............      49       Vice President, Finance

Maureen M. Okerstrom..........      36       Vice President, Sales

Mark Berlingeri...............      41       Vice President, Client Services

Thomas H. Bredt(2)............      56       Director

Ellen Carnahan(1).............      42       Director

Jonathan E. Dick(1)...........      39       Director

Tarek Kettaneh(1).............      49       Director

John B. Landry(2)(3)..........      49       Director

James L. Luikart(1)...........      52       Director

A. David Tory(3)..............      54       Director

---------------
(1) Not continuing as a director following the closing of this offering.
(2) Member of the Compensation Committee effective as of the closing of this offering.
(3) Member of the Audit Committee effective as of the closing of this offering.

     Mr. Bothe has served as Chairman of the Board and Chief Executive Officer of the Company since March 1993. From November 1991 to February 1993, Mr. Bothe was President and Chief Executive Officer of DSI Group N.V., a Dutch-based international software company. From 1989 to 1991, Mr. Bothe was President and Chief Executive Officer of GEAC Computer Corporation Limited ("GEAC"), a software company. Prior to joining GEAC, Mr. Bothe was President of the Application Products Division of Computer Associates International, Inc. ("Computer Associates"), one of the largest software companies in the industry. While at Computer Associates, Mr. Bothe held numerous senior management positions, including President of the International Division, President of the Micro Products Division and Senior Vice President of Marketing.

     Ms. Cheng has served as President of the Company and as a director of the Company since the Company's inception in 1990. Since 1984, Ms. Cheng has been General Partner and owner of Cheng Management Company, an investment partnership specializing in investments in emerging growth companies, including many technology companies. Prior to forming Cheng Management Company, Ms. Cheng served with several major financial organizations, including Morgan Stanley & Co. Inc., as an emerging growth stock analyst, Mutual Life Insurance Company of New York, as Director of Equity Investments, and Donaldson, Lufkin & Jenrette Securities Corporation, as Research Analyst.

     Mr. Schenck has served as Executive Vice President, Software Engineering of the Company since the Company's inception in 1990 and has been a director of the Company since May 1996. Previously, Mr. Schenck was Senior Vice President for Technology of GEAC, responsible for setting technical direction and evaluating potential acquisitions. Prior to serving with GEAC, Mr. Schenck was Senior Vice President of Computer Associates in charge of its application software development group.

     Mr. Horner has served as Vice President, Finance of the Company since February 1997. From October 1995 to November 1996, Mr. Horner was Chief Financial Officer and Vice President, Operations of Marco International, a computer memory manufacturer. From February 1991 to March 1995, he was Vice President, Finance of CSK Software (then known as Micrognosis, Inc.), a provider of computer systems integration services. Prior to 1990, Mr. Horner held various management positions with Control Data Corporation and IBM Corporation.

     Ms. Okerstrom has served as Vice President, Sales of the Company since August 1997. From August 1994 to July 1997, Ms. Okerstrom served in various managerial-level sales and marketing positions with the Company. Prior to joining the Company, Ms. Okerstrom was Vice President, Strategic Operations from August 1993 to July 1994, and Vice President, Product Representation from January 1991 to July 1993, with Platinum Software, Inc., a provider of information management software products and services.

     Mr. Berlingeri has served as Vice President, Client Services of the Company since March 1997. From August 1996 to January 1997, he was President of Blaze Consulting, a provider of business consulting services. From February 1996 to August 1996, he was Chief Operating Officer of ATRE Associates, a management consulting firm. From October 1992 to January 1996, he served as Regional Director of Professional Services for Sybase, Inc., a provider of distributed, open computing solutions. Mr. Berlingeri was Consulting Business Manager for Oracle Corporation, a supplier of information management software, from October 1989 to September 1992.

     Mr. Bredt has served on the Board of Directors of the Company since February 1994. Since 1986, Mr. Bredt has been a general partner or managing member of a number of Menlo Ventures funds, including MV Management VI, L.P., a general partner of Menlo Ventures VI, L.P and Menlo Entrepreneurs Fund VI, L.P., venture capital investment firms and stockholders of the Company. Mr. Bredt is also a director of Red Brick Systems, Inc., Clarify, Inc. and Interlink Computer Sciences, Inc.

     Ms. Carnahan has served on the Board of Directors of the Company since January 1995. Since January 1988, she has been a general partner of William Blair Venture Management Company, L.P., a private equity investment firm, and a Managing Director of its successor, William Blair Capital Management, L.L.C. William Blair Capital Management is the general partner of William Blair Capital Partners V, L.P., a private equity investment fund and stockholder of the Company. Ms. Carnahan is also a director of Desktop Data, Inc., Silvon Software, Inc. and MatrixOne, Inc.

     Mr. Dick has served on the Board of Directors of the Company since March 1994. Since December 1993, he has been a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership, a venture capital investment firm and stockholder of the Company. From June 1991 to December 1993, Mr. Dick was an Investment Manager at Primus Venture Partners Limited Partnership.

     Mr. Kettaneh has served on the Board of Directors of the Company since November 1993. Since 1987, he has been Chief Executive Officer of Turnaround Properties, Inc., an investment firm concentrating in the high technology area.

     Mr. Landry has served on the Board of Directors of the Company since October 1995. Since June 1995, Mr. Landry has been Strategic Technology Consultant to senior management of IBM Corporation. In addition, since October 1995, he has been Chairman of the Board of Narrative Communications Corporation, a provider of interactive streaming technology for the distribution of multimedia over the Internet. From 1990 to 1995, Mr. Landry was Senior Vice President and Chief Technology Officer of Lotus Development Corporation, a provider of software products and services. Mr. Landry is also a director of Epicon Inc. and MCK Communications Corp.

     Mr. Luikart has served on the Board of Directors of the Company since May 1996. Since February 1995, he has been Executive Vice President of Furman Selz SBIC Investments, LLC, a general partner of Furman Selz SBIC, L.P., a private equity investment firm and stockholder of the Company. From February 1988 to January 1995, Mr. Luikart was Vice President of Citicorp Venture Capital Ltd., a private equity investment firm. Mr. Luikart is also a director of Find/SVP, Inc.

     Mr. Tory has served on the Board of Directors of the Company since September 1997. Since September 1995, Mr. Tory has been an independent consultant. From November 1988 to September 1995, he was President and Chief Executive Officer of The Open Software Foundation, a non-profit consortium of major computer hardware and software companies and user organizations. Mr. Tory is also a director of ASI Solutions Incorporated.

     Pursuant to a Stockholders' Voting Agreement dated May 7, 1996 among the Company and certain stockholders of the Company (which terminates upon the closing of this offering), such stockholders were granted the right to designate representatives on the Company's Board of Directors. Under this agreement, Mr. Bredt was elected the representative of Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P., Ms. Carnahan was elected the representative of William Blair Capital Partners V, L.P., Mr. Dick was elected the representative of Primus Capital Fund III Limited Partnership and Mr. Luikart was elected the representative of Furman Selz SBIC, L.P.

     Following this offering, the Board of Directors of the Company will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I Directors (Messrs. Bothe and Bredt), one Class II Director (Ms. Cheng) and two Class III Directors (Messrs. Landry and Tory). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Director and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999 and 2000, respectively.

     Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. With the exception of Mr. Bothe and Ms. Cheng, who are husband and wife, there are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee composed of Messrs. Bredt and Landry, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee composed of Messrs. Landry and Tory, which reviews the results and scope of the audit and other services provided by the Company's independent public accountant.

DIRECTOR COMPENSATION

     All of the directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors of the Company are eligible to receive stock options under the Company's 1997 Director Stock Option Plan. See " -- Stock
Plans -- 1997 Director Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1996 for the Company's Chief Executive Officer and its two other most highly compensated executive officers in 1996 who were serving as executive officers on December 31, 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                   ---------------------
                                                                                          AWARDS
                                         ANNUAL COMPENSATION                       ---------------------
                                         --------------------     OTHER ANNUAL     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION               SALARY       BONUS      COMPENSATION          OPTIONS(1)
---------------------------------------  --------     -------     ------------     ---------------------
Stefan R. Bothe........................  $165,000     $57,750             --              150,000
  Chairman of the Board and Chief
     Executive Officer
Jennifer V. Cheng......................   115,000      28,750             --                   --
  President
James W. Schenck.......................   150,000          --       $ 40,000(2)            75,000
  Executive Vice President, Software
     Engineering

---------------
(1) Represents the number of shares covered by options to purchase shares of the Company's Common Stock granted during the year ended December 31, 1996. The Company has never granted any stock appreciation rights.

(2) Consists of reimbursement of expenses related to relocation.

  Option Grants During 1996

     The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                   ---------------------------------------------------------------
                                 PERCENT OF                                            POTENTIAL REALIZABLE VALUE
                   NUMBER OF       TOTAL                       FAIR                     AT ASSUMED ANNUAL RATES
                   SECURITIES     OPTIONS                     MARKET                  OF STOCK PRICE APPRECIATION
                   UNDERLYING    GRANTED TO    EXERCISE OR   VALUE AT                      FOR OPTION TERM(1)
                    OPTIONS     EMPLOYEES IN   BASE PRICE      DATE     EXPIRATION   ------------------------------
       NAME         GRANTED     FISCAL YEAR     PER SHARE    OF GRANT      DATE         0%         5%        10%
-----------------------------   ------------   -----------   --------   ----------   --------   --------   --------
Stefan R. Bothe....   150,000        38.1%       $ 0.013      $ 2.20      5/7/06     $328,000   $535,535   $853,935
Jennifer V.
  Cheng............        --          --             --          --          --           --         --         --
James W. Schenck...    75,000        19.1%         0.013        2.20      5/7/06      164,000    267,768    426,968

---------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (0%, 5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

  Year-End Option Values

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996. All such options were exercisable in full as of such date. None of the Named Executive Officers exercised any stock options during the year ended December 31, 1996.

                         FISCAL YEAR-END OPTIONS VALUES

                                                 NUMBER OF SHARES
                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                   NAME                     OPTIONS AT FISCAL YEAR-END       OPTIONS AT FISCAL YEAR-END(1)
------------------------------------------  --------------------------     ---------------------------------
Stefan R. Bothe...........................            187,500                          $ 747,990
Jennifer V. Cheng.........................            112,500                            449,489
James W. Schenck..........................             75,000                            299,000

---------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock at fiscal year end as determined by the Board of Directors of the Company.

STOCK PLANS

  1997 Director Stock Option Plan

     The Company's 1997 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors of the Company in September 1997 and approved by the stockholders of the Company in October 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive nonstatutory options to purchase shares of Common Stock. A total of 150,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan.

     Pursuant to the Director Plan, each non-employee director continuing as a director following this offering (each, an "IPO Director") will receive an option to purchase 7,500 shares of Common Stock on the effective date of this offering at a price per share equivalent to the initial public offering price. In addition, each IPO Director will receive an option to purchase 5,250 shares of Common Stock at the annual meeting of stockholders to be held in 1998, and at each annual meeting of stockholders thereafter, at an exercise price per share equal to the closing price of a share of Common Stock on the date of grant. Each director, other than the IPO Directors, will receive an option to purchase 7,500 shares of Common Stock on the date of his or her initial election to the Board of Directors and an option to purchase 5,250 shares of Common Stock on the date of each annual meeting of stockholders after his or her election. The exercise price per share of such options will be the closing price per share of Common Stock on the date of grant. All options granted under the Director Plan vest one year from the date of grant so long as the optionee remains a director of the Company.

  1992 Stock Option Plan and 1997 Stock Incentive Plan


     The Company's 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in November 1993. Amendments to the 1992 Plan increased the number of authorized shares under the 1992 Plan to 1,362,000 shares of Common Stock as of May 1996. As of September 30, 1997, options to purchase an aggregate of 1,034,594 shares of Common Stock at a weighted average exercise price of $2.28 per share were outstanding under the 1992 Plan. No option grants will be made under the 1992 Plan after the closing of this offering.


     The Company's 1997 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in September 1997 and approved by the stockholders of the Company in October 1997. The Incentive Plan is intended to replace the Company's 1992 Plan. Up to 1,875,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Incentive Plan.

     The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards (collectively, "Awards").

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to receive Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the Incentive Plan may not exceed 750,000 shares per calendar year.

     Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Incentive Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any combination of the permitted forms of payment.

     The Incentive Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions thereof. Pursuant to the terms of the Incentive Plan, the Board of Directors may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of the Company. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other Acquisition Event (as defined in the Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for. If the acquiror refuses to assume or substitute for outstanding Awards, they will accelerate, becoming fully exercisable and free of restriction, prior to consummation of the Acquisition Event. In addition, following an Acquisition Event, an assumed or substituted Award will accelerate if the employment of its holder with the acquiror is terminated other than "for cause" or if the holder terminates such employment for "good reason," each as defined in the Incentive Plan.

     No Award may be granted under the Incentive Plan after September 2007, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Incentive Plan, except that no Award granted after an amendment of the Incentive Plan and designated as subject to Section 162(m) of the Code by the Board of Directors shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.

  1997 Employee Stock Purchase Plan

     The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1997 and approved by the stockholders of the Company in October 1997. The

Purchase Plan authorizes the issuance of up to a total of 300,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of September 30, 1997, approximately 130 of the Company's employees would have been eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's base pay) to be deducted by the Company from such employee's base pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the average market price (as defined) per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which exceeds the number of shares determined by dividing $12,500 by the average market price of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each Offering and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Messrs. Bredt and Landry. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Board of Directors.

                              CERTAIN TRANSACTIONS

     On February 8, 1994, the Company issued an aggregate of 1,750,000 shares of Series A Convertible Preferred Stock to Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. (collectively, "Menlo") for aggregate consideration of $2,030,000 (convertible into an aggregate of 1,312,499 shares of Common Stock). In connection with the issuance of Series A Convertible Preferred Stock, the Company entered into a Voting Agreement (the "Voting Agreement") with Mr. Bothe, Ms. Cheng and Mr. Schenck (collectively, the "Founders") and Menlo in which the Founders and Menlo agreed to elect one member to the Board of Directors of the Company designated by Menlo and three members designated by the Founders. Mr. Bothe, Ms. Cheng and Mr. Schenck are the Company's Chairman of the Board and Chief Executive Officer, President and Treasurer and Executive Vice President, respectively, and all are members of the Board of Directors. Mr. Bredt, a director of the Company, is a general partner of MV Management VI, L.P., a general partner of both Menlo partnerships. The Company also entered into a Participation Agreement (the "Participation Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") with Menlo which granted Menlo a preemptive right on future stock issuances by the Company and certain rights with respect to registration of shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights." The Voting Agreement and the Participation Agreement will terminate upon the consummation of this offering.

     On March 7, 1994, the Company issued 862,069 shares of Series A Convertible Preferred Stock to Primus Capital Fund III Limited Partnership ("Primus") for consideration of $1,000,000 (convertible into 646,551 shares of Common Stock). In connection with this issuance, the Voting Agreement, the Participation Agreement and the Registration Rights Agreement were amended to include Primus as a party to those agreements, granting Primus the right to designate one representative on the Board of Directors. Mr. Dick, a director of the Company, is a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus.

     On November 21, 1994, the Company issued Convertible Promissory Notes in the aggregate principal amount of $1,010,000 and Warrants to purchase an aggregate of 189,375 shares of Common Stock, exercisable at $1.33 per share, to Menlo and Primus. Such Convertible Promissory Notes and Warrants were cancelled in connection with the issuance of shares of the Company's Series B Convertible Preferred Stock described below.

     On January 20, 1995, the Company issued an aggregate of 2,688,000 shares of Series B Convertible Preferred Stock to Menlo, Primus and William Blair Capital Partners V, L.P. ("William Blair") for aggregate consideration of $4,032,000 (convertible into an aggregate of 2,015,997 shares of Common Stock). In connection with this issuance, the Voting Agreement, the Participation Agreement and the Registration Rights Agreement were amended to include William Blair as a party to those agreements, granting William Blair the right to designate one representative on the Board of Directors. Ms. Carnahan, a director of the Company, is a Managing Director of William Blair Capital Management Company, L.L.C., the general partner of William Blair.

     On October 25, 1995, January 23, 1996 and February 16, 1996, the Company issued Convertible Promissory Notes in the aggregate principal amount of $3,000,000, and Warrants to purchase an aggregate of 375,000 shares of Common Stock exercisable at $2.00 per share, to Menlo, Primus and William Blair. Such Convertible Promissory Notes and Warrants were cancelled in connection with the issuance of shares of the Company's Series C Convertible Preferred Stock described below.

     On May 7, 1996, the Company issued an aggregate of 4,838,872 shares of Series C Convertible Preferred Stock to Menlo, Primus, William Blair and Furman Selz SBIC, L.P. ("Furman Selz") for aggregate consideration of $7,984,139 (convertible into an aggregate of 3,629,152 shares of Common Stock). In connection with this issuance, the Voting Agreement, the Participation Agreement and the Registration Rights Agreement were amended to include Furman Selz as a party to those agreements, granting Furman Selz the right to designate one representative on the Board of Directors of the Company. Mr. Luikart, a director of the Company, is Vice President of Furman Selz SBIC Investments LLC, a general partner of Furman Selz.


     On January 10, 1997 and March 25, 1997, the Company issued an aggregate of 750,000 shares of Common Stock to H&Q Flexi Investors, L.P. ("H&Q") for aggregate consideration of $3,000,000. In connection with this issuance, the Registration Rights Agreement was amended to include H&Q as a party to such agreement. H&Q is an investment partnership affiliated with Hambrecht & Quist LLC, one of the managing underwriters of this offering.


     The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 30, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each of the other Selling Stockholders. Except as indicated in this Prospectus, none of these entities has a relationship with the Company or, to the knowledge of the Company, any of the Underwriters or their respective affiliates. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. The address of each of the officers and directors of the Company is c/o FlexiInternational Software, Inc., Two Enterprise Drive, Shelton, CT 06484.

                                              SHARES BENEFICIALLY                       SHARES TO BE
                                                OWNED PRIOR TO                       BENEFICIALLY OWNED
                                                  OFFERING(1)           SHARES      AFTER OFFERING(1)(2)
                                            -----------------------     BEING      -----------------------
         NAME OF BENEFICIAL OWNER             NUMBER     PERCENTAGE   OFFERED(3)     NUMBER     PERCENTAGE
------------------------------------------- ----------   ----------   ----------   ----------   ----------
5% STOCKHOLDERS
MV Management VI, L.P.(4)..................  2,710,016      19.3%        --         2,710,016      16.7%
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, CA 94025
Furman Selz SBIC, L.P.(5)..................  2,238,636      16.0%       223,864     2,014,772      12.4%
  230 Park Avenue
  New York, NY 10169
William Blair Capital Partners V,
  L.P.(6)..................................  1,370,386       9.8%       137,039     1,233,347       7.6%
  227 West Monroe Street
  Chicago, IL 60606
Primus Capital Fund III Limited
  Partnership(7)...........................  1,335,160       9.5%       133,516     1,201,644       7.4%
  Suite 2700
  1375 East Ninth Street
  Cleveland, OH 44114
James W. Schenck(8)........................  1,249,999       8.9%        --         1,249,999       7.6%
Stefan R. Bothe(9).........................  1,166,250       8.2%        --         1,166,250       7.1%
Jennifer V. Cheng(10)......................    851,250       6.0%        --           851,250       5.2%
H&Q Flexi Investors, L.P.(11)..............    750,000       5.3%        --           750,000       4.6%
  Hambrecht & Quist LLC
  One Bush Street, 18th Floor
  San Francisco, CA 94101
OTHER DIRECTORS AND EXECUTIVE OFFICERS
Thomas H. Bredt(4).........................  2,710,016      19.3%        --         2,710,016      16.7%
Ellen Carnahan(6)..........................  1,370,386       9.8%       137,039     1,233,347       7.6%
Jonathan E. Dick(7)........................  1,335,160       9.5%       133,516     1,201,644       7.4%
Tarek Kettaneh(12).........................    182,250       1.3%       182,250        --         --
John B. Landry(13).........................     45,000         *         --            45,000         *
James L. Luikart(5)........................  2,238,636      16.0%       223,864     2,014,772      12.4%
A. David Tory..............................     --         --            --            --         --
All executive officers and directors as a
  group (13 persons)(14)................... 11,164,697      77.1%       676,669    10,488,028      62.8%

                                              SHARES BENEFICIALLY                       SHARES TO BE
                                                OWNED PRIOR TO                       BENEFICIALLY OWNED
                                                  OFFERING(1)           SHARES      AFTER OFFERING(1)(2)
                                            -----------------------     BEING      -----------------------
         NAME OF BENEFICIAL OWNER             NUMBER     PERCENTAGE   OFFERED(3)     NUMBER     PERCENTAGE
------------------------------------------- ----------   ----------   ----------   ----------   ----------
OTHER SELLING STOCKHOLDERS
Christopher McManus........................    241,810       1.7%        73,331       168,479       1.0%
Christiane Lafeld(15)......................    112,500         *         --           112,500         *
Vincent Montali (16).......................     60,750         *         --            60,750         *

---------------
  *  Less than 1%

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 30, 1997 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) In the event that the over-allotment option is exercised in full, Ms. Lafeld and Messrs. Bothe, Schenck and Montali will offer to sell 37,500, 75,000, 37,500 and 7,500 shares, respectively, and Mr. McManus, Furman Selz, William Blair and Primus will offer to sell an additional 55,980, 107,092, 65,557 and 63,871 shares, respectively, to the Underwriters. As a result of such exercise, (i) Ms. Lafeld and Messrs. Bothe, Schenck, McManus and Montali will thereafter beneficially own 75,000, 1,091,250 (or 6.7%), 1,212,499 (or 7.4%), 112,500 and 53,250, respectively, of the shares outstanding after this offering and (ii) Furman Selz, William Blair and Primus will thereafter beneficially own 1,907,680 (or 11.7%), 1,167,790 (or 7.2%) and 1,137,773 (or 7.0%), respectively, of the shares outstanding after this offering.

 (4) Consists of 2,669,969 shares held by Menlo Ventures VI, L.P. ("Menlo Ventures") and 40,047 shares held by Menlo Entrepreneurs Fund VI, L.P. ("Menlo Entrepreneurs"). MV Management VI, L.P. ("MVM") is a general partner of Menlo Ventures and Menlo Entrepreneurs. Mr. Bredt, a director of the Company, is a general partner of MVM. Mr. Bredt disclaims beneficial ownership of the shares held by Menlo Ventures and Menlo Entrepreneurs, except to the extent of his pecuniary interests therein.

 (5) Mr. Luikart, a director of the Company, is Vice President of Furman Selz SBIC Investments LLC, a general partner of Furman Selz SBIC, L.P.

 (6) Ms. Carnahan, a director of the Company, is a Managing Director of William Blair Capital Management Company, L.L.C., the general partner of William Blair Capital Partners V, L.P. Ms. Carnahan disclaims beneficial ownership of the shares held by William Blair Capital Partners V, L.P., except to the extent of her pecuniary interest therein.

 (7) Mr. Dick, a director of the Company, is a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership. Mr. Dick shares voting and investment power with respect to such shares with five other executive officers of Primus Venture Partners, Inc. Mr. Dick disclaims beneficial ownership of the shares held by Primus Venture Capital Fund III Limited Partnership, except to the extent of his pecuniary interest therein.

 (8) Includes 75,000 shares subject to options held by Mr. Schenck which are exercisable within 60 days after September 30, 1997.

 (9) Includes 187,500 shares subject to options held by Mr. Bothe which are exercisable within 60 days after September 30, 1997. Excludes 738,750 shares held by Ms. Cheng, Mr. Bothe's wife, as to which shares Mr. Bothe disclaims beneficial ownership.

(10) Includes 112,500 shares subject to options held by Ms. Cheng which are exercisable within 60 days after September 30, 1997. Excludes 978,750 shares held by Mr. Bothe, Ms. Cheng's husband, as to which shares Ms. Cheng disclaims beneficial ownership.


(11) H&Q Flexi Investors, L.P. is an investment partnership affiliated with Hambrecht & Quist LLC, one of the managing underwriters of this offering. Investment and dispositive control of these shares is exercised by H&Q Flexi Investment Management, LLC, the investment general partner of H&Q Flexi Investors, L.P. The members of H&Q Flexi Investment Management, LLC are William R. Hambrecht, Robert Hambrecht and Rupen Dolasia, three employees of Hambrecht & Quist California, the parent corporation of Hambrecht & Quist LLC.


(12) Includes 12,375 shares subject to options held by Mr. Kettaneh on September 30, 1997 which were exercised on October 13, 1997.

(13) Consists of shares subject to an option held by Mr. Landry on September 30, 1997 which was exercised on November 4, 1997.

(14) Includes an aggregate of 448,125 shares of Common Stock subject to options which are exercisable within 60 days after September 30, 1997.

(15) Ms. Lafeld is the sister of Mr. Bothe, Chairman of the Board and Chief Executive Officer of the Company.

(16) Consists of shares subject to options held by Mr. Montali which are exercisable within 60 days after September 30, 1997. Mr. Montali is an employee of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     After the filing of the Company's Restated Certificate of Incorporation upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of September 30, 1997 (after giving effect to the three-for-four reverse split of the Common Stock to be effected prior to the closing of this offering and the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock to be effected upon the closing of this offering), there were outstanding (i) 14,024,764 shares of Common Stock held by 52 stockholders of record, (ii) options to purchase an aggregate of 1,034,594 shares of Common Stock and (iii) warrants to purchase an aggregate of 168,773 shares of Common Stock.

     The following summary of certain provisions of the Company's Common Stock, Preferred Stock, warrants, Restated Certificate of Incorporation and Amended and Restated By-laws (the "By-laws") is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Restated Certificate of Incorporation, By-laws and warrants included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Certain holders of Common Stock have the right to require the Company to effect the registration of their shares of Common Stock in certain circumstances. See "Shares Eligible for Future Sale."

PREFERRED STOCK

     Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

     In June 1994, in connection with executing an equipment lease (the "Equipment Lease") with Comdisco, Inc. ("Comdisco"), the Company issued a warrant, exercisable at $1.55 per share, to purchase 32,327 shares of Common Stock. This warrant also covers additional shares of Common Stock equal to ten percent of the amount by which the cost of equipment purchased under the Equipment Lease exceeds

$500,000 divided by the $1.55 exercise price. As of September 30, 1997, no additional shares were issuable under this warrant. This warrant, which was assigned to an affiliate of Comdisco in December 1995, expires in June 2004.

     In July 1995, in connection with executing a Receivables Loan and Security Agreement (the "Receivables Loan") with Comdisco, the Company issued two warrants, each exercisable at $2.00 per share, to purchase 45,000 and 12,600 shares of Common Stock, respectively. The 45,000-share warrant is exercisable for an additional (i) 22,500 shares if advances under the Receivables Loan exceed $1.0 million, plus (ii) nine percent of the amount by which advances under the Receivables Loan exceed $1.5 million divided by the $2.00 exercise price. The 12,600-share warrant is exercisable for additional shares of Common Stock equal to nine percent of the amount by which the cost of equipment purchased under the Equipment Lease exceeds $280,000 divided by the $2.00 exercise price. As of September 30, 1997, no additional shares were issuable under either of these warrants. Both warrants expire in July 2005.

     In December 1996, in connection with the negotiation of an extension of the Receivables Loan, the Company issued to Comdisco a warrant to purchase 3,846 shares of Common Stock exercisable at $2.20 per share. This warrant expires in December 2006.

     In August 1995, in connection with entering into a Loan Agreement with the Connecticut Development Authority, the Company issued a warrant to purchase 75,000 shares of Common Stock, exercisable at $8.00 per share. The exercise price of this warrant will increase to $12.00 per share and $16.00 per share upon the Company's attaining annual revenues of $9.0 million and $22.0 million, respectively. This warrant expires in August 2002.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certificate of Incorporation also provides that, after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board, the President or the Board of Directors. Under the Company's By-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the

Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of shares outstanding at September 30, 1997, there will be 16,274,764 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or outstanding warrants or options of the Company). Of these shares, the 3,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 13,274,764 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 334,625 shares of Common Stock, which are not subject to the 180-day lock-up agreements (the "Lock-up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 1,165,630 additional shares of Common Stock, which are not subject to Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 11,648,134 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

     The officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 12,448,759 shares of Common Stock (including 688,125 shares of Common Stock that may be acquired pursuant to the exercise of options held by them) on the date of this Prospectus, have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell, consent to sell or otherwise dispose of any shares of Common Stock, or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of the Representatives of the Underwriters.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 162,748 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

     The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1992 Plan, the Incentive Plan, the Director Plan and the Purchase Plan. The Company intends to file registration statements on Form S-8 with respect to the shares of Common Stock issuable under the Director Plan and the Purchase Plan promptly following the consummation of this offering and intends to file registration statements on Form S-8 relating to the 1992 Plan and the Incentive Plan following the 90th day after the date of this Prospectus. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement dated May 7, 1996 among the Company and certain persons and entities (the "Rightsholders"), including Menlo, Primus, William Blair, Furman Selz and H&Q, such Rightsholders will be entitled following the offering to certain rights with respect to the registration under the Securities Act of a total of approximately 7,943,870 shares of Common Stock (the "Registrable Stock"). The Registration Rights Agreement generally provides that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include Registrable Stock in such Registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares of Registrable Stock included in such "piggyback" registration period.

     The Rightsholders may, upon the request of holders of Registrable Stock having an aggregate offering price of at least $10,000,000, require the Company to prepare and file a registration statement under the Securities Act with respect to their shares of Registrable Stock at any time after this offering. The Company need effect only two such demand registrations and is not required to file a demand registration statement within six months after the effective date of any other registration statement filed by the Company.

EFFECT OF SALES OF SHARES

     Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                  NUMBER
                                   UNDERWRITER                                  OF SHARES
    --------------------------------------------------------------------------  ----------
    BT Alex. Brown Incorporated...............................................
    Hambrecht & Quist LLC.....................................................
    Wessels, Arnold & Henderson, L.L.C........................................

                                                                                 ---------
              Total...........................................................   3,000,000
                                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $     per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,000,000, and such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     The Company, each of its officers and directors, and certain of its stockholders, including all of the Selling Stockholders, have agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. BT Alex. Brown Incorporated, on behalf of the Representatives, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to Lock-up Agreements. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In connection with this offering, the Underwriters and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Common Stock in this offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company, representatives of the Selling Stockholders and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company, representatives of the Selling Stockholders and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "FLXI."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company and the Selling Stockholders hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts, and for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The Company's financial statements as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                       FLEXIINTERNATIONAL SOFTWARE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Accountants.....................................................  F-2
Balance Sheet as of December 31, 1995 and 1996 and as of September 30, 1997...........  F-3
Statement of Operations for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and September 30, 1997.........  F-4
Statement of Stockholders' Equity (Deficit) for the years ended December 31, 1994,
  1995 and 1996 and for the nine months ended September 30, 1997......................  F-5
Statement of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and September 30, 1997.........  F-6
Notes to Financial Statements.........................................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FlexiInternational Software, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of FlexiInternational Software, Inc. at December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Stamford, Connecticut
October 15, 1997, except as to the
stock split described in Note 7
which is as of November 6, 1997

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     SEPTEMBER 30, 1997
                                                                                 ---------------------------
                                                             DECEMBER 31,                       PRO FORMA
                                                         --------------------                 STOCKHOLDERS'
                                                           1995        1996       ACTUAL     EQUITY (NOTE 2)
                                                         --------    --------    --------    ---------------
                                                                                               (UNAUDITED)
                                                   ASSETS
Current assets:
  Cash and cash equivalents...........................   $     15    $  3,273    $  3,257
  Accounts receivable, net of allowance for doubtful
    accounts of $422, $405 and $674, respectively.....      1,385       3,061       4,860
  Prepaid expenses and other current assets...........        291         617         833
                                                          -------     -------     -------
         Total current assets.........................      1,691       6,951       8,950
Property and equipment at cost, net of accumulated
  depreciation and amortization of $510, $905 and
  $1,246, respectively................................        677         647       1,145
Accounts receivable...................................        300          60          --
Other assets, net of accumulated amortization of $61,
  $112 and $176, respectively.........................        158         175         137
                                                          -------     -------     -------
         Total assets.................................   $  2,826    $  7,833    $ 10,232
                                                          =======     =======     =======

     LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses...............   $  1,462    $  2,413    $  2,533
  Accrued commissions.................................        134         310         361
  Convertible promissory note.........................      1,500          --
  Convertible loan....................................         --         500          --
  Short-term borrowings...............................        453          --       2,000
  Current portion of convertible note payable.........         44         135          --
  Current portion of capital lease obligations........        257         238         166
  Deferred revenues...................................        758       1,875       2,220
                                                          -------     -------     -------
         Total current liabilities....................      4,608       5,471       7,280
Long-term portion of convertible note payable.........        707         571          --
Long-term portion of capital lease obligations........        282          45         171
Deferred revenues.....................................        300          60          --
                                                          -------     -------     -------
         Total liabilities............................      5,897       6,147       7,451
                                                          -------     -------     -------
Commitments and contingencies (Note 8)
Mandatorily redeemable convertible preferred stock
  (Note 6)............................................      7,450      15,509      15,509       $      --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; no shares
    authorized, issued or outstanding; 5,000,000
    shares authorized, no shares issued or outstanding
    (pro forma).......................................         --          --          --              --
  Common stock; $.01 par value; 18,750,000 shares
    authorized; issued and outstanding
    shares -- 3,774,522, 4,744,144 and 6,163,414,
    respectively; 50,000,000 shares authorized pro
    forma; 14,024,764 shares issued and outstanding
    pro forma.........................................         38          48          62             140
  Additional paid-in-capital..........................      1,559       5,694      11,415          26,846
  Accumulated deficit.................................    (12,118)    (19,565)    (24,205)        (24,205)
                                                          -------     -------     -------         -------
         Total stockholders' equity (deficit).........    (10,521)    (13,823)    (12,728)      $   2,781
                                                         --------    --------    --------     -----------
                                                                                              -----------
         Total liabilities, mandatorily redeemable
           convertible preferred stock and
           stockholders' equity (deficit).............   $  2,826    $  7,833    $ 10,232
                                                          =======     =======     =======

                See accompanying notes to financial statements.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                         -------------------------------     -----------------------
                                          1994        1995        1996                        1997
                                         -------     -------     -------        1996         -------
                                                                             -----------
                                                                             (UNAUDITED)
Revenues:
  Software license...................    $   562     $ 3,166     $ 5,205       $ 3,092       $ 7,362
  Service and maintenance............        291       1,517       3,142         2,044         5,098
                                         --------    --------    --------     --------       --------
          Total revenues.............        853       4,683       8,347         5,136        12,460
Cost of revenues:
  Software license...................          4          88         311           170           619
  Service and maintenance............        324       1,708       2,181         1,583         3,499
                                         --------    --------    --------     --------       --------
          Total cost of revenues.....        328       1,796       2,492         1,753         4,118
Operating expenses:
  Sales and marketing................      1,927       4,350       4,978         3,405         5,306
  Product development................      2,019       3,660       5,733         4,025         5,972
  General and administrative.........        679       1,316       2,453         1,798         1,699
                                         --------    --------    --------     --------       --------
          Total operating expenses...      4,625       9,326      13,164         9,228        12,977
                                         --------    --------    --------     --------       --------
Operating loss.......................     (4,100)     (6,439)     (7,309)       (5,845)       (4,635)
Interest income......................         41          58          59            50            98
Interest expense.....................        (28)       (106)       (197)         (161)         (103)
                                         --------    --------    --------     --------       --------
Loss before provision for income
  taxes..............................     (4,087)     (6,487)     (7,447)       (5,956)       (4,640)
Provision for income taxes...........         --          --          --            --            --
                                         --------    --------    --------     --------       --------
Net loss.............................    $(4,087)    $(6,487)    $(7,447)      $(5,956)      $(4,640)
                                         ========    ========    ========     ========       ========
Unaudited pro forma net loss per
  share (Note 2).....................                            $ (0.69)                    $ (0.33)
                                                                 ========                    ========
Shares used in computing unaudited
  pro forma net loss per share (Note
  2).................................                             10,788                      13,975
                                                                 ========                    ========

                See accompanying notes to financial statements.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           COMMON STOCK        ADDITIONAL                        TOTAL
                                        -------------------     PAID-IN-     ACCUMULATED     STOCKHOLDERS'
                                         SHARES      AMOUNT     CAPITAL        DEFICIT      EQUITY (DEFICIT)
                                        ---------    ------    ----------    -----------    ----------------
Balance at January 1, 1994............    100,768     $  1      $  1,705      $  (1,544)        $    162
  Common stock split in the form of a
     dividend.........................  3,706,492       37           (37)            --               --
  Exchange of common stock for Series
     A convertible preferred stock....   (107,138)      (1)         (138)            --             (139)
  Compensation expense related to
     stock options granted and
     vested...........................         --       --            19             --               19
  Exercise of stock options...........     65,625        1            (1)            --               --
  Net loss............................         --       --            --         (4,087)          (4,087)
                                        ---------      ---        ------       --------         --------
Balance at December 31, 1994..........  3,765,747       38         1,548         (5,631)          (4,045)
  Exercise of stock options...........      8,775       --            11             --               11
  Net loss............................         --       --            --         (6,487)          (6,487)
                                        ---------      ---        ------       --------         --------
Balance at December 31, 1995..........  3,774,522       38         1,559        (12,118)         (10,521)
  Issuance of common stock............    885,000        9         3,531             --            3,540
  Compensation expense related to
     stock options granted and
     vested...........................         --       --           492             --              492
  Exercise of stock options...........     84,622        1           112             --              113
  Net loss............................         --       --            --         (7,447)          (7,447)
                                        ---------      ---        ------       --------         --------
Balance at December 31, 1996..........  4,744,144       48         5,694        (19,565)         (13,823)
  Issuance of common stock............  1,074,998       11         4,289             --            4,300
  Issuance of common stock to
     vendor...........................     31,619       --           289             --              289
  Exchange of debt for common stock...    275,003        3         1,097             --            1,100
  Exercise of stock options...........     37,650       --            46             --               46
  Net loss............................         --       --            --         (4,640)          (4,640)
                                        ---------      ---        ------       --------         --------
Balance at September 30, 1997.........  6,163,414     $ 62      $ 11,415      $ (24,205)        $(12,728)
                                        =========      ===        ======       ========         ========

                See accompanying notes to financial statements.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ---------------------------   ---------------------
                                                  1994      1995      1996                    1997
                                                 -------   -------   -------      1996       -------
                                                                               -----------
                                                                               (UNAUDITED)
Cash flows from operating activities:
Net loss.......................................  $(4,087)  $(6,487)  $(7,447)    $(5,956)    $(4,640)
Non-cash items included in net loss:
  Depreciation and amortization................      166       393       466         354         404
  Provision for doubtful accounts..............       84       476       665         511         275
  Conversion of accrued interest to preferred
     stock.....................................       --        11        59          59          --
  Expense related to stock options.............       19        --       640         492         141
  Loss on sale of property.....................        7        --        --          --          --
Change in operating accounts:
  Accounts receivable..........................   (1,050)   (1,160)   (2,097)     (2,713)     (2,014)
  Prepaid expenses and other assets............     (230)     (259)     (117)       (751)       (241)
  Accounts payable and accrued expenses........      731       817       738         798         319
  Deferred revenues............................    1,212      (172)      877       2,126         285
                                                 -------   -------   -------     -------     -------
Net cash used in operating activities..........   (3,148)   (6,381)   (6,216)     (5,080)     (5,471)
Cash flows from investing activities:
  Proceeds from sale of property and
     equipment.................................      232       113        --          --          --
  Purchase of property and equipment...........     (303)     (336)     (425)       (271)       (575)
                                                 -------   -------   -------     -------     -------
Net cash used in investing activities..........      (71)     (223)     (425)       (271)       (575)
Cash flows from financing activities:
  Proceeds from sales of preferred stock.......    3,030     3,262     5,000       5,000          --
  Proceeds from sales of common stock..........       --        --     3,540          --       4,300
  Proceeds from exercise of stock options......       --        11       113         113          46
  Proceeds from convertible loan and
     promissory notes..........................    1,010     1,500     2,000       1,500          --
  Proceeds from (repayments of) line of credit,
     net.......................................       --       453      (453)        393       2,000
  Proceeds from (repayments of) convertible
     note payable..............................       --       750       (45)        (11)       (106)
  Payments of capital lease obligations........      (40)     (227)     (256)       (190)       (210)
  Payment of note payable to officer...........     (100)       --        --          --          --
                                                 -------   -------   -------     -------     -------
Net cash provided by financing activities......    3,900     5,749     9,899       6,805       6,030
                                                 -------   -------   -------     -------     -------
Increase (decrease) in cash and cash
  equivalents..................................      681      (855)    3,258       1,454         (16)
                                                 -------   -------   -------     -------     -------
Cash and cash equivalents at beginning of
  year.........................................      189       870        15          15       3,273
                                                 -------   -------   -------     -------     -------
Cash and cash equivalents at end of year.......  $   870   $    15   $ 3,273     $ 1,469     $ 3,257
                                                 =======   =======   =======     =======     =======
Supplemental disclosures:
  Interest paid in cash........................  $    22   $   105   $   197     $   161     $    91
  Assets acquired through capital lease
     obligations...............................  $   354   $   423   $    --     $    --     $   264
  Exchange of loan and accrued interest for
     preferred stock...........................  $    --   $ 1,021   $ 3,059     $ 3,059     $    --
  Exchange of loans for common stock...........  $    --   $    --   $    --     $    --     $ 1,100

                See accompanying notes to financial statements.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1 -- THE COMPANY

     FlexiInternational Software, Inc. (the "Company") began operations in 1991. The Company offers an integrated suite of object-oriented, component-based financial accounting applications, reporting and workflow applications, and development and customization tools based upon a client/server, multi-tier architecture and rule-driven design to address the needs of users with sophisticated financial accounting requirements, including high functionality, high adaptability and scalability, low cost of implementation and capacity to support new and emerging technologies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

     The Company licenses software under noncancellable license agreements through direct and indirect channels, and provides services including maintenance, training, and consulting. Software license revenues through the Company's direct sales channel are recognized when a noncancellable license agreement has been signed, the product has been delivered and installed, collection is considered probable by management and all significant contractual obligations have been satisfied. Software license revenues through the Company's indirect sales channel are recognized as such fees are reported to the Company. Revenues on all software license transactions in which there are significant outstanding obligations are not recognized until such obligations are fulfilled. Maintenance revenues for maintaining, supporting, and providing periodic upgrading are deferred and recognized ratably over the maintenance period, generally one year. Revenues from training and consulting services are recognized as such services are performed. The Company does not require collateral for its receivables and reserves are maintained for potential losses.


  Export sales



     Export sales for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 were approximately 17%, 15%, and 22%, respectively. All export sales are denominated in U.S. dollars.


  Product development costs

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," the Company has evaluated the establishment of technological feasibility of its various products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all product development expenses to operations in the period incurred.

  Cash and cash equivalents

     The Company considers all interest-bearing securities having original maturities of three months or less to be cash equivalents.

  Concentration of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company controls this risk through credit approvals, customer limits and monitoring procedures. The Company can, however, limit the amount of support provided to its customers in the event of non-performance. Five customers, one customer, one customer and two customers,

                       FLEXIINTERNATIONAL SOFTWARE, INC.

respectively, each represented 10% or more of the Company's total revenues, or an aggregate of 68.8%, 12.1%, 12.3% and 35.4% of total revenues for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively. Three customers represented approximately 39% of the Company's total accounts receivable at September 30, 1997.

  Prepaid expenses and other assets

     Prepaid expenses and other assets consist primarily of prepaid expenses, organizational costs and other intangible assets. Organizational costs and other intangible assets are being amortized over periods not exceeding five years. Amortization expense for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 was $4, $45, $71 and $63, respectively. The Company periodically reviews the recoverability of intangible and other long-lived assets based upon anticipated cash flows generated from such underlying assets.

  Property and equipment

     Property and equipment is composed of furniture and equipment and is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using an accelerated method over the estimated useful lives of the assets ranging from three to seven years. Depreciation expense for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 amounted to $162, $348, $395 and $341, respectively, and includes amortization of assets recorded under capital lease obligations.

  Income taxes

     Deferred taxes are determined under the asset and liability approach. Deferred tax assets and liabilities are recognized on differences between the book and tax bases of assets and liabilities using presently enacted tax rates.

  Fair value disclosure of financial instruments

     The Company's financial instruments consist of cash, accounts receivable, capital lease obligations, accounts payable and other short-term borrowings. The current carrying amount of these instruments approximates fair market value.

  Accounting for stock based compensation

     The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." As permitted by this statement, the Company continues to apply Accounting Practices Board Opinion No. 25 "Accounting for Stock Issued to Employees" to account for its stock-based employee compensation arrangements.

  Unaudited pro forma net loss per share

     Unaudited pro forma net loss per share is based on the unaudited pro forma weighted average number of shares of common stock and common equivalent shares outstanding for the period. The unaudited pro forma weighted average number of shares assumes the conversion of the Company's mandatorily redeemable convertible preferred stock into 6,640,268 shares of common stock for the year ended December 31, 1996 and 7,861,350 shares of common stock for the nine months ended September 30, 1997. Because of the significant impact of the assumed conversion on the Company's capital structure and loss per share, historical loss per share has been excluded from the financial statements as they are not considered meaningful. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options granted with exercise prices below the initial public offering price during the 12-month period preceding the date of the initial filing of the

                       FLEXIINTERNATIONAL SOFTWARE, INC.

Registration Statement have been included in the calculation of pro forma net loss per share, using the treasury stock method based on the initial public offering price, as if the options were outstanding for all periods presented.

  Pro forma stockholders' equity (unaudited)

     If the offering contemplated by this Prospectus is consummated, all of the mandatorily redeemable convertible preferred stock outstanding at the closing date will be converted into shares of common stock. The unaudited pro forma stockholders' equity as of September 30, 1997 reflects the conversion of all outstanding preferred stock at September 30, 1997 into 7,861,350 shares of common stock.

  Recently issued accounting standards

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of this standard had no material effect on the Company's financial statements. In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. Management has adopted this standard effective January 1, 1996 by means of disclosure of the pro forma effect of the compensation components of stock-based compensation in Note 7.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Under SFAS No. 128 the presentation of primary earnings per share is replaced with a presentation of basic earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. Upon adoption of SFAS No. 128 the Company will be required to disclose basic earnings per share and diluted earnings per share.

     The pro forma effect of applying SFAS No. 128 on the Company's unaudited pro forma net loss per share as reported is as follows:

                                                                              NINE MONTHS
                                                        YEAR ENDED               ENDED
                                                     DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                                     -----------------     ------------------
        As reported:
          Unaudited pro forma loss per share.......     $     (0.69)          $      (0.33)
          Weighted average common shares
             outstanding...........................      10,788,000             13,975,000
        Pro forma effect of applying SFAS No. 128:
          Basic loss per share.....................     $     (0.71)          $      (0.34)
          Weighted average common shares
             outstanding...........................      10,531,000             13,718,000
          Diluted loss per share...................     $     (0.69)          $      (0.33)
          Weighted average common shares
             outstanding...........................      10,788,000             13,975,000

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners

                       FLEXIINTERNATIONAL SOFTWARE, INC.

and distributions to owners. Management believes that the adoption of SFAS No. 130 will not have a material impact on the financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes the adoption of SFAS No. 131 will not have a material impact on the financial statements.

  Use of estimates

     The accompanying financial statements reflect estimates and assumptions made in the application of generally accepted accounting principles. Actual results may vary from those estimates.

  Interim financial information

     In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and cash flows for the nine months ended September 30, 1996 as presented in the accompanying unaudited financial statements.

NOTE 3 -- INCOME TAXES

     Significant components of the Company's deferred tax asset at December 31, 1995 and 1996 and September 30, 1997 are as follows:

                                                        DECEMBER 31,
                                                     -------------------     SEPTEMBER 30,
                                                      1995        1996           1997
                                                     -------     -------     -------------
        Net operating loss carryforwards...........  $ 3,669     $ 6,436        $ 6,436
        Other......................................      474         818            895
                                                     -------     -------        -------
                  Subtotal.........................    4,143       7,254          7,331
        Valuation allowance........................   (4,143)     (7,254)        (7,331)
                                                     -------     -------        -------
        Net deferred tax asset.....................  $    --     $    --        $    --
                                                     =======     =======        =======

     No provision or benefit for federal or state income taxes has been made for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 given the Company's loss position. At September 30, 1997, the Company had domestic net operating loss carryforwards of approximately $16,000 which expire through the year 2011. The deferred tax assets at December 31, 1995, 1996 and September 30, 1997 have been fully reserved due to the uncertainty of their realization, primarily attributed to the Company's historical losses.

     For tax purposes, there is an annual limitation on the utilization of the net operating loss carryforwards resulting from an ownership change as defined by Internal Revenue Code Section 382. Due to this annual limitation, the net operating loss carryforwards may expire prior to when otherwise utilizable.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

NOTE 4 -- BORROWINGS

  Convertible note payable

     In August 1995, the Company executed a note agreement which provided financing totaling $750. The note bore interest at the LIBOR rate, adjusted annually. The note was convertible, subsequent to August 1, 1996 at the option of the holder, into common stock at a price of $4.00 per share and was secured by certain assets of the Company. In August 1997, the remaining principal balance of the note of $600 was converted, pursuant to its terms, into 150,000 shares of the Company's common stock.

  Accounts receivable line of credit

     In April 1997, the Company entered into a revolving credit agreement with a financial institution. The agreement allows the Company to borrow up to $2,000, with maximum borrowings not to exceed 80% of eligible receivables as defined by the agreement. Interest on borrowings is set at the lender's prime rate plus 0.5%. Among other provisions, the Company is required to maintain certain financial covenants. In addition, payment of cash dividends is prohibited without the lender's consent. The line of credit agreement expires in June 1998. At September 30, 1997, total borrowings outstanding under this credit facility were $2,000.

     The Company maintained a line of credit facility with a holder of shares of the Company's Series B convertible preferred stock, which allowed for borrowings of the lesser of 75% of eligible receivables, as defined by the agreement, or $1,500. This line of credit was extended through December 31, 1996 and then canceled. There were no amounts outstanding under this credit facility at December 31, 1995.

  Convertible loan

     In November 1996, the Company issued a convertible loan totaling $500 to a private investor. In January 1997, the loan was converted into 125,002 shares of common stock at a price of $4.00 per share.

  Convertible promissory notes

     In February 1996, the Company issued convertible promissory notes payable totaling $900 to certain of its Series B preferred stockholders. The notes bore interest at a rate of 5.33% and was canceled in connection with the issuance of shares of Series C convertible preferred stock in May 1996 (Note 6).

     In January 1996, the Company issued convertible promissory notes payable totaling $600 to certain of its Series B preferred stockholders. The notes bore interest at a rate of 5.33% and was converted into Series C convertible preferred stock in May 1996 (Note 6).

     In October 1995, the Company issued a convertible promissory note payable totaling $1,500 to certain of its Series B preferred stockholders. The note bore interest at a rate of 5.33% and was converted into Series C convertible preferred stock in May 1996 (Note 6).

     In November 1994, the Company issued a convertible promissory note payable totaling $1,010 to certain of its Series A preferred stockholders. The note bore interest at a rate of 6.24% and was converted into Series B preferred stock in January 1995 (Note 6).

NOTE 5 -- CAPITAL LEASE OBLIGATIONS

     In June 1995, the Company financed, under a sale leaseback arrangement, all property and equipment it purchased from September 1994 to June 1995 and received $113 in cash. The transaction was accounted for as a capital lease wherein the property and equipment remained an asset of the Company and continued to be depreciated. In addition, all purchases of property and equipment made between June 1995 and December 1995, as well as certain fixed asset acquisitions during the nine months ended September 30, 1997, were

                       FLEXIINTERNATIONAL SOFTWARE, INC.

financed through a capital lease arrangement. Total property and equipment acquired under these capitalized leases, which consisted primarily of computer equipment, at December 31, 1995 and 1996 and at September 30, 1997 amounted to $782, $782 and $1,057, respectively. Accumulated depreciation on these assets at December 31, 1995 and 1996 and September 30, 1997 amounted to $360, $561 and $689, respectively. The annual interest rates on such obligations range from 8.5% to 11.5%.

     Approximate maturities of such capital lease obligations are as follows at September 30, 1997:

                Remainder of 1997.....................................  $ 66
                1998..................................................   148
                1999..................................................   104
                2000..................................................    57
                                                                        ----
                Total.................................................   375
                Less amounts representing interest....................    38
                                                                        ----
                Total capital lease obligation........................   337
                Less amounts due within one year......................   166
                                                                        ----
                Long-term portion capital lease obligations...........  $171
                                                                        ====

NOTE 6 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has authorized 13,027,874 shares of preferred stock, $.01 par value per share and has designated the following series:

  Series A mandatorily redeemable convertible preferred stock


     In February 1994, the Company sold 1,750,000 shares of Series A convertible preferred stock ("Series A Preferred Stock") to a private investor group for $1.16 per share and sold 862,069 shares for $1.16 per share in March 1994 to another private investor group. In addition, in July 1994, the board of directors approved the exchange by a stockholder of 107,137 shares of common stock for 172,414 shares of Series A preferred stock, which was accounted for as an exchange of equity at approximately fair value. Each share of Series A preferred stock is convertible at any time into .75 shares of common stock, as adjusted in the event of future dilution, and has full voting rights. The total number of Series A preferred shares authorized is 2,840,517, with a par value of $.01. In the event of involuntary liquidation or some other event as described in the Company's certificate of incorporation, a holder of such Series A preferred stock is entitled to receive up to $3.30 per share (for a total of $9,189). Further, beginning May 7, 2001, and on the 7th day of each May, August, November and February thereafter, a portion of all outstanding shares of the Series A preferred stock must be redeemed by the Company at a price of $1.16 per share plus any accrued but unpaid dividends. The right to receive dividends is noncumulative. Dividends are payable when and as declared by the Company's board of directors at the rate of $0.0812 per share per annum. The Series A preferred shares are mandatorily convertible upon the closing of the Company's initial public offering of shares of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, subject to a minimum per share price and gross proceeds.


  Series B mandatorily redeemable convertible preferred stock

     In January 1995, the Company sold 2,007,645 shares of Series B convertible preferred stock ("Series B Preferred Stock") to a private investor group for $1.50 per share. In addition, in July 1995, the Company sold 125,000 shares of Series B preferred stock to a private investor group for $2.00 per share. In connection with the sale, the convertible promissory note issued in November 1994 totaling $1,010 and related accrued interest were converted into 680,355 shares of Series B convertible preferred stock and such note was canceled. Each

                       FLEXIINTERNATIONAL SOFTWARE, INC.

share of Series B preferred stock is convertible at any time into .75 shares of common stock, as adjusted in the event of future dilution, and has full voting rights. The total number of Series B preferred shares authorized is 5,000,000 with a par value of $.01. In the event of involuntary liquidation or some other event as described in the Company's certificate of incorporation, a holder of such Series B preferred stock is entitled to receive up to $3.30 per share (for a total of $9,283). Further, beginning May 7, 2001, and on the 7th day of each May, August, November and February thereafter, a portion of all outstanding shares of the Series B preferred stock must be redeemed by the Company at a price of $1.50 per share plus any accrued but unpaid dividends. The right to receive dividends is noncumulative. Dividends are payable when and as declared by the Company's board of directors at the rate of $0.105 per share per annum. The Series B preferred shares are mandatorily convertible upon the closing of the Company's initial public offering of shares of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, subject to a minimum per share price and gross proceeds.

  Series C mandatorily redeemable convertible preferred stock

     In May 1996, the Company sold 3,030,303 shares of Series C convertible preferred stock ("Series C Preferred Stock") to a private investor group for $1.65 per share. In connection with the sale, the convertible promissory notes issued in October 1995, January 1996 and February 1996 totaling $3,000 and related accrued interest were converted into 1,854,024 shares of Series C preferred stock and such notes were canceled. Each share of Series C preferred stock is convertible at any time into .75 shares of common stock, as adjusted in the event of future dilution, and has full voting rights. The total number of Series C preferred shares authorized is 5,187,357 with a par value of $.01. In the event of involuntary liquidation or some other event as described in the Company's certificate of incorporation, a holder of such Series C preferred stock is entitled to receive up to $3.30 per share (for a total of $16,118). Further, beginning May 7, 2001, and on the 7th day of each May, August, November and February thereafter, a portion of all outstanding shares of the Series C preferred stock must be redeemed by the Company at a price of $1.65 per share plus any accrued but unpaid dividends. The right to receive dividends is noncumulative. Dividends are payable when and as declared by the Company's board of directors at the rate of $0.1155 per share per annum. The Series C preferred shares are mandatorily convertible upon the closing of the Company's initial public offering of shares of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, subject to a minimum per share price and gross proceeds.

NOTE 7 -- STOCKHOLDERS' EQUITY

  Common stock

     In December 1996, the Company sold 885,000 shares of the Company's common stock to a private investor group. The shares were sold for $4.00 per share and the total proceeds were $3,540.

     On January 10, 1997, January 15, 1997, February 28, 1997, and March 25, 1997, the Company sold 500,000, 75,000, 249,998 and 250,000 shares of the
Company's common stock, respectively. The shares were sold for $4.00 per share and the total proceeds were $4,300.

     On November 6, 1997, the Company effected a three-for-four reverse stock split of the Company's common stock. All references to common stock amounts, shares, per share data, and preferred stock conversion rights included in the financial statements and notes have been adjusted to give retroactive effect to the stock split.

  Stock warrants

     In conjunction with the issuance of a note payable in August 1995, the Company issued a warrant for the purchase of 75,000 shares of its common stock at a price of $8.00 per share subject to adjustment, exercisable at the holder's election at any time after August 1, 1997. This warrant expires in August 2002.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

     In connection with the Company's 1995 financing arrangements, a warrant was issued for the purchase of 5,129 shares of Series C preferred stock for $1.65 per share. This warrant expires in December 2006.

     In connection with the Company's 1995 financing arrangements, a warrant was issued for the purchase of 76,800 shares of Series B preferred stock for $1.50 per share. This warrant expires in July 2005.

     In connection with the Company's capital lease obligations in 1994, a warrant was issued for the purchase of 43,103 shares of Series A preferred stock for $1.16 per share. This warrant expires in June 2004.


     All warrants issued by the Company were accounted for in accordance with APB Opinion No. 14.


  Stock plans


     The Company's 1992 Stock Option Plan provides for the issuance of up to 1,362,000 shares of common stock through the granting of stock options to employees, officers, directors, consultants and advisors. The board of directors has authority to determine awards and establish the exercise price. Such options vest over various periods up to five years and expire on various dates through 2007. No option grants will be made under this plan after the closing of this offering.


     Options to purchase 47,938 shares of common stock were granted to a consultant for services rendered in 1996 and 1997. Such options vest after 6 months, are exercisable at $.01 per share and expire in 2006. The Company has reserved an additional 8,311 shares of common stock for issuance to a third-party supplier for services rendered.

     The Company's 1997 Stock Incentive Plan (the "Incentive Plan") was adopted by the board of directors in September 1997 and was approved by the stockholders in October 1997. The Incentive Plan is intended to replace the Company's 1992 Plan. Up to 1,875,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Incentive Plan. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to receive awards under the Incentive Plan.

     The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the board of directors in September 1997 and was approved by the stockholders in October 1997. The Purchase Plan authorizes the issuance of up to a total of 300,000 shares of common stock to participating employees. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the average market price (as defined) per share of the common stock on either the first day or the last day of the offering period, whichever is lower.

     The Company's 1997 Director Stock Option Plan (the "Director Plan") was adopted by the board of directors in September 1997 and was approved by the stockholders in October 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive nonstatutory options to purchase shares of common stock. A total of 150,000 shares of common stock may be issued upon exercise of options granted under the Director Plan. The exercise price per share for shares granted initially will be equivalent to the initial public offering price. The exercise price per share for all shares thereafter will be the closing price per share of common stock on the date of grant. All options granted under the Director Plan vest one year from the date of grant so long as the optionee remains a director of the Company.

                       FLEXIINTERNATIONAL SOFTWARE, INC.

     The following table describes the Company's stock option activity under the 1992 Stock Option Plan:

                                                                          EXERCISE PRICE
                                                                             PER SHARE
                                                       NUMBER OF     -------------------------
                                                        OPTIONS
                                                       ---------     (PRICED AT DATE OF GRANT)
        Outstanding at January 1, 1994...............   349,875        $0.0003  -  $1.33
          Granted....................................   468,150        $0.67    -  $2.00
          Exercised..................................   (65,625)            $0.0003
          Canceled...................................    (6,750)            $  2.00
                                                        -------
        Outstanding at December 31, 1994.............   745,650        $0.0003  -  $2.00
                                                        -------

                                                                         WEIGHTED AVERAGE
                                                                          EXERCISE PRICE
                                                       NUMBER OF             PER SHARE
                                                        OPTIONS      -------------------------
                                                       ---------     (PRICED AT DATE OF GRANT)
        Outstanding at January 1, 1995...............    745,650               $1.12
                                                       ---------
          Granted....................................    328,725               $1.68
          Exercised..................................     (8,775)              $1.33
          Canceled...................................   (297,600)              $1.41
                                                       ---------
        Outstanding at December 31, 1995.............    768,000               $1.24
                                                       ---------
          Granted....................................    425,144               $0.92
          Exercised..................................    (84,622)              $1.33
          Canceled...................................   (192,578)              $1.81
                                                       ---------
        Outstanding at December 31, 1996.............    915,944               $0.96
                                                       ---------
          Granted....................................    437,894               $4.49
          Exercised..................................    (69,269)              $0.65
          Canceled...................................   (249,975)              $1.59
                                                       ---------
        Outstanding at September 30, 1997............  1,034,594               $2.28
                                                       =========
        Exercisable at December 31, 1995.............    361,642               $0.73
        Exercisable at December 31, 1996.............    636,854               $0.52
        Exercisable at September 30, 1997............    578,264               $0.48
        Options available for grant at
          September 30, 1997.........................         --

                       FLEXIINTERNATIONAL SOFTWARE, INC.

     The following table summarizes information regarding stock options granted during 1995, 1996 and the nine months ended September 30, 1997:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                                         EXERCISE     WEIGHTED
                                                           NUMBER OF      PRICE       AVERAGE
                                                            OPTIONS        PER          FAIR
                                                            GRANTED       SHARE        VALUE
                                                           ---------     --------     --------
    1995:
    Options granted at less than market value............   121,875       $ 0.93       $ 1.89
    Options granted at market value......................   170,625       $ 2.00       $ 0.57
    Options granted above market value...................    36,225       $ 2.67       $ 0.03
    1996:
    Options granted at less than market value............   256,619       $ 0.01       $ 2.19
    Options granted at market value......................   168,525       $ 2.09       $ 0.53
    1997:
    Options granted at less than market value............   136,319       $ 1.33       $ 3.04
    Options granted at market value......................   301,575       $ 5.75       $ 1.55

     The following table summarizes information regarding stock options outstanding at September 30, 1997:

                                 OPTIONS OUTSTANDING
                    ---------------------------------------------
                                                         WEIGHTED         OPTIONS EXERCISABLE
                                        WEIGHTED         AVERAGE      ---------------------------
                                        AVERAGE          EXERCISE                        WEIGHTED
   RANGE OF           NUMBER           REMAINING          PRICE           NUMBER         AVERAGE
   EXERCISE         OUTSTANDING     CONTRACTUAL LIFE       PER         EXERCISABLE       EXERCISE
    PRICES          AT 9/30/97          IN YEARS          SHARE         AT 9/30/97        PRICE
---------------     -----------     ----------------     --------     --------------     --------
$0.0003 - $0.01       404,444             7.61           $0.0009          403,694        $0.0009
$  1.33 - $2.00       264,150             6.96           $  1.45          158,025        $  1.41
$  2.20 - $2.67        79,050             8.71           $  2.33           16,545        $  2.40
          $4.00       150,300             9.43           $  4.00               --             --
          $8.67       136,650             9.84           $  8.67               --             --

     The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), on January 1, 1996. The Company continues to apply Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," in accounting for its stock based compensation plans. If the Company had recorded compensation cost based upon the fair value at the grant date for awards under these plans, consistent with SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                         YEAR ENDED              NINE
                                                        DECEMBER 31,         MONTHS ENDED
                                                     -------------------     SEPTEMBER 30,
                                                      1995        1996           1997
                                                     -------     -------     -------------
        Net loss as reported.......................  $(6,487)    $(7,447)       $(4,640)
        Net loss pro forma.........................  $(6,495)    $(7,452)       $(4,671)
        Net loss per share as reported.............              $ (0.69)       $ (0.33)
        Net loss per share pro forma...............              $ (0.69)       $ (0.33)

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 6.48% for the years ended December 31, 1995 and 1996 and 6.37% for the nine months ended September 30, 1997 and an expected option life of 5 years. In accordance with SFAS No. 123, the fair value method of accounting has not

                       FLEXIINTERNATIONAL SOFTWARE, INC.

been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma impact may not be representative of that to be expected in future years.

     The Company has reserved 9,216,243 shares of common stock for the conversion of preferred stock, outstanding stock options and exercisable warrants and 43,103 shares of Series A convertible preferred stock, 76,800 shares of Series B convertible preferred stock and 5,129 shares of Series C convertible preferred stock for the exercise of warrants. Exercise price per share approximates market value at the date of the grant.

     The Company has reserved an additional 2,325,000 shares of common stock for issuance under the 1997 option plans.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     The Company leases space in several buildings which it uses for offices and development facilities as well as various equipment and vehicles, all subject to operating leases. As of September 30, 1997, the minimum annual rental payments under the terms of such noncancelable leases which expire at various dates through 2003 are as follows:

                Remainder of 1997...................................  $  163
                1998................................................     480
                1999................................................     370
                2000................................................     316
                2001................................................     297
                2002................................................     297
                Thereafter..........................................     154
                                                                      ------
                          Total minimum lease payments..............  $2,077
                                                                      ======

     Rent expense for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 amounted to $158, $251, $317 and $344, respectively.

     From time to time in the ordinary course of business, the Company is subject to legal proceedings. While it is impossible to determine the ultimate outcome of such matters, it is management's opinion that the resolution of any pending issues will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                              [INSIDE BACK COVER]

     [The inside back cover graphic is a circular flow chart, divided into three horizontal sections which are distinguishable by their background shading. The top section contains the text "Flexi Windows Desktop," the center section contains the text "Flexi Internet Universal Interface," and the bottom section contains the text "FlexiActiviteX Controls Integrated with Third-Party Productivity Tools."]

     [Superimposed on the three sections of the circle are five different representations of computer screens showing Flexi software in use. Two of the five screens are in the top section, two are in the middle section and one is in the bottom section. The five screens are linked with arrows, so that together the arrows and the screens form a circle.]

     [Caption: FLEXI'S ADAPTABLE COMPUTING STRATEGY The FlexiFinancial applications provide clients with a highly tailored financial accounting environment encompassing Windows(R)-based desktops, Internet access through Flexi's Universal Interface, and seamless integration with third-party productivity tools such as Microsoft Office(R).]

------------------------------------------------------

------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                ---------------

                               TABLE OF CONTENTS


                                    PAGE
                                    ----
Prospectus Summary................     3
Risk Factors......................     6
Use of Proceeds...................    15
Dividend Policy...................    15
Capitalization....................    16
Dilution..........................    17
Selected Financial Data...........    18
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    19
Business..........................    27
Management........................    39
Certain Transactions..............    45
Principal and Selling
  Stockholders....................    47
Description of Capital Stock......    50
Shares Eligible for Future Sale...    52
Underwriting......................    54
Legal Matters.....................    55
Experts...........................    55
Additional Information............    56
Index to Financial Statements.....   F-1


                                ---------------


UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


======================================================

======================================================
                                3,000,000 SHARES

                                   flexi logo

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------
                                 BT ALEX. BROWN
                               HAMBRECHT & QUIST
                          WESSELS, ARNOLD & HENDERSON
                                           , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

    SEC registration fee......................................................  $ 12,546
    NASD filing fee...........................................................     4,640
    Nasdaq National Market listing fee........................................    50,000
    Blue Sky fees and expenses................................................    15,000
    Transfer Agent and Registrar fees.........................................    10,000
    Accounting fees and expenses..............................................   190,000
    Legal fees and expenses...................................................   250,000
    Director and Officer Liability Insurance..................................   100,000
    Printing and mailing expenses.............................................   100,000
    Miscellaneous.............................................................    17,814
                                                                                --------
              Total...........................................................  $750,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the

Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of Common Stock and Preferred Stock issued, warrants issued and options granted by the Registrant since September 1994 (after giving effect to the Registrant's three-for-four reverse stock split to be effected prior to the closing of this offering). Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     1. On November 21, 1994, the Registrant issued Convertible Promissory Notes to three private investors, in the aggregate principal amount of $1,010,000. The principal amount of these Notes together with all accrued interest thereon was subsequently cancelled in connection with the issuance to such investors of shares of Series B Convertible Preferred Stock. The Registrant also issued five-year Warrants to purchase an aggregate of 189,375 shares of Common Stock at an exercise price of $1.33 per share to such investors. These Notes and Warrants were subsequently cancelled in connection with the issuance to such investors of shares of Series B Convertible Preferred Stock.

     2. On January 12, 1995, the Registrant issued a total of 172,414 shares of Series A Convertible Preferred Stock to an employee in exchange for 107,137 shares of Common Stock.

     3. On January 20, 1995 and June 30, 1995, the Registrant sold a total of 2,813,000 shares of Series B Convertible Preferred Stock to five institutional investors for an aggregate purchase price of $4,282,000.

     4. On July 25, 1995, the Registrant issued a ten-year warrant to purchase 16,800 shares of Series B Convertible Preferred Stock (convertible into 12,600 shares of Common Stock) at an exercise price of $1.50 per share to Comdisco, Inc. in connection with the execution of an equipment schedule to an equipment lease. This warrant is exercisable for additional shares of Series B Convertible Preferred Stock equal to nine percent of the amount by which the cost of equipment under the equipment lease exceeds $280,000 divided by the $1.50 exercise price. As of September 30, 1997, no additional shares were issuable under this warrant.

     5. On July 25, 1995, the Registrant issued a ten-year warrant to purchase an aggregate of 60,000 shares of Series B Convertible Preferred Stock (convertible into 45,000 shares of Common Stock) at an exercise price of $1.50 per share to Comdisco, Inc. in connection with the execution of an accounts receivable and security agreement. This warrant is exercisable for an additional 30,000 shares of Series B Convertible Preferred Stock, if advances under the agreement exceed $1,000,000, plus shares equal to nine percent of the amount by which advances under the agreement exceed $1,500,000 divided by the $1.50 exercise price. As of September 30, 1997, no additional shares were issuable under this warrant.

     6. On August 1, 1995, the Registrant issued a Convertible Note to the Connecticut Development Authority in the aggregate principal amount of $750,000. Part of the principal amount of this Note together with all accrued interest thereon was subsequently paid. The remaining principal amount of this Note was converted into 150,000 shares of Common Stock.

     7. On August 1, 1995, the Registrant issued an seven-year warrant to purchase 75,000 shares of Common Stock at an exercise price of $8.00 per share to the Connecticut Development Authority in connection with the execution of a loan agreement.

     8. On October 25, 1995, January 23, 1996 and February 16, 1996, the Registrant issued Convertible Promissory Notes in the aggregate original principal amount of $3,000,000 to three of its current institutional stockholders. The principal amount of these Notes together with all accrued interest thereon was subsequently cancelled in connection with the issuance to such stockholders of shares of Series C Convertible Preferred Stock.

     9. On October 25, 1995, the Registrant issued five-year warrants to purchase an aggregate of 375,000 shares of Common Stock at an exercise price of $2.00 per share to three of its current institutional investors. These warrants have since been cancelled.

     10. On May 7, 1996, the Registrant sold a total of 4,884,327 shares of Series C Convertible Preferred Stock to one individual and four of its current institutional investors for an aggregate purchase price of $8,059,134.

     11. On December 10, 1996, the Registrant issued a ten-year warrant to purchase 5,129 shares of Series C Convertible Preferred Stock (convertible into 3,846 shares of Common Stock) at an exercise price of $1.65 per share to Comdisco, Inc. in connection with the negotiation of an extension of the accounts receivable and security agreement.

     12. On December 23, 1996, January 10, 1997, January 15, 1997, January 28, 1997, February 28, 1997 and March 25, 1997, the Registrant sold a total of 2,085,002 shares of Common Stock to ten private investors, for an aggregate purchase price of $8,340,010.

     13. On August 14, 1997, the Registrant issued 150,000 shares of Common Stock to the Connecticut Development Authority, upon conversion of $600,000 in principal outstanding under a Convertible Note.

     Certain of the transactions described above involved directors, officers and 5% Stockholders of the Registrant. See "Certain Transactions."

     The Registrant's 1992 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Registrant in November 1993. As of September 30, 1997, options to purchase 228,292 shares of Common Stock had been exercised for an aggregate consideration of $170,000 and options to purchase 1,034,594 shares of Common Stock were outstanding under such plan.

     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of Common Stock and shares of Common Stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


    EXHIBIT
      NO.                                       DESCRIPTION
    -------   --------------------------------------------------------------------------------
      *1      Form of Underwriting Agreement.
       3.1    Certificate of Incorporation of the Registrant, as amended.
       3.2    Amended and Restated Certificate of Incorporation of the Registrant, to be
              effective upon the closing of this offering.
       3.3    By-Laws of the Registrant, as amended.
       3.4    Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
       4      Specimen certificate for shares of Common Stock.
      *5      Opinion of Hale and Dorr LLP.
      10.1    1992 Stock Option Plan, as amended.
      10.2    1997 Stock Incentive Plan, including forms of incentive and nonstatutory stock option agreements.
      10.3    1997 Director Stock Option Plan, including form of option agreement.
      10.4    1997 Employee Stock Purchase Plan.
      10.5    Registration Rights Agreement dated May 7, 1996, as amended, among the
              Registrant and the Purchasers (as defined therein).
      10.6    Series A Preferred Stock Purchase Agreement dated February 8, 1994 among the
              Registrant and the Purchasers (as defined therein).
      10.7    Series B Preferred Stock Purchase Agreement dated January 20, 1995 among the
              Registrant and the Purchasers (as defined therein).
      10.8    Series C Preferred Stock Purchase Agreement dated May 7, 1996 among the
              Registrant and the Purchasers (as defined therein).
      10.9    Common Stock Warrant dated August 1, 1995 issued to the Connecticut Development
              Authority.
      10.10   Warrant Agreement dated June 28, 1994 held by CDC Realty, Inc.
      10.11   Warrant Agreement dated July 25, 1995 issued to Comdisco, Inc. (exercisable for
              45,000 shares).
      10.12   Warrant Agreement dated July 25, 1995 issued to Comdisco, Inc. (exercisable for
              12,600 shares).
      10.13   Master Lease Agreement dated June 28, 1994 between the Registrant and Comdisco,
              Inc.
      10.14   Receivables Loan and Security Agreement dated July 10, 1995 between the
              Registrant and Comdisco, Inc.
      10.15   Letter Agreement dated April 30, 1997 between the Registrant and Fleet National
              Bank ("Fleet").
      10.16   Accounts Receivable Security Agreement dated April 30, 1997 between the
              Registrant and Fleet.
      10.17   Promissory Note of the Registrant dated April 30, 1997 to Fleet in the principal amount of $2,000,000.
      10.18   Subordination Agreement dated April 30, 1997 between the Registrant and the
              Connecticut Development Authority.
      10.19   Standard Sublease Agreement dated February 7, 1996 between the Registrant and
              Symantec Corporation.
      10.20   Warrant Agreement dated December 10, 1996 issued to Comdisco, Inc.
     *10.21   Stockholders' Voting Agreement dated May 7, 1996 among the Registrant and the
              Stockholders (as defined therein).

    EXHIBIT
      NO.                                       DESCRIPTION
    -------   --------------------------------------------------------------------------------
     *10.22   Participation Agreement dated May 7, 1996 among the Registrant and the
              Purchasers (as defined therein).
      11      Computation of earnings per common share.
     *23.1    Consent of Price Waterhouse LLP.
     *23.2    Consent of Hale and Dorr LLP (included in Exhibit 5).
      24      Power of Attorney.
      27      Financial Data Schedule.


---------------
Except as noted, all exhibits have been previously filed.


* Filed herewith.


     (b) Financial Statement Schedules

     Schedule II - Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on this 3rd day of December, 1997.


                                            FLEXIINTERNATIONAL SOFTWARE, INC.

                                            By: /s/ STEFAN R. BOTHE
                                              ----------------------------------
                                              STEFAN R. BOTHE, CHAIRMAN OF THE
                                                BOARD
                                              AND CHIEF EXECUTIVE OFFICER

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                               TITLE                         DATE
----------------------------------    ----------------------------------    -----------------


       /s/ STEFAN R. BOTHE            Chairman of the Board and
----------------------------------    Chief Executive Officer (Principal
         STEFAN R. BOTHE              Executive Officer)                    December 3, 1997

                *
----------------------------------    Vice President, Finance (Principal
        RICHARD P. HORNER             Financial and Accounting Officer)     December 3, 1997

                *
----------------------------------
         THOMAS H. BREDT              Director                              December 3, 1997

                *
----------------------------------
          ELLEN CARNAHAN              Director                              December 3, 1997

                *
----------------------------------
        JENNIFER V. CHENG             Director                              December 3, 1997

                *
----------------------------------
         JONATHAN E. DICK             Director                              December 3, 1997

----------------------------------
          TAREK KETTANEH              Director

----------------------------------
          JOHN B. LANDRY              Director

----------------------------------
         JAMES L. LUIKART             Director

                *
----------------------------------
         JAMES W. SCHENCK             Director                              December 3, 1997

                *
----------------------------------
          A. DAVID TORY               Director                              December 3, 1997

     *By /s/ STEFAN R. BOTHE
----------------------------------
         STEFAN R. BOTHE
         ATTORNEY-IN-FACT

                       FLEXIINTERNATIONAL SOFTWARE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                CHARGED TO
                                              BALANCE AT        COSTS AND                       BALANCE AT
              DESCRIPTION                  DECEMBER 31, 1996     EXPENSES     DEDUCTIONS    SEPTEMBER 30, 1997
----------------------------------------   -----------------    ----------    ----------    ------------------
Allowance for doubtful accounts.........        $   405           $  275        $   (6)           $  674
Valuation allowance for deferred tax
  asset.................................        $ 7,254           $   77                          $7,331

                                                                CHARGED TO
                                              BALANCE AT        COSTS AND                       BALANCE AT
              DESCRIPTION                  DECEMBER 31, 1995     EXPENSES     DEDUCTIONS    DECEMBER 31, 1996
----------------------------------------   -----------------    ----------    ----------    ------------------
Allowance for doubtful accounts.........        $   422           $  665        $ (682)           $  405
Valuation allowance for deferred tax
  asset.................................        $ 4,143           $3,111                          $7,254

                                                                CHARGED TO
                                              BALANCE AT        COSTS AND                       BALANCE AT
              DESCRIPTION                  DECEMBER 31, 1994     EXPENSES     DEDUCTIONS    DECEMBER 31, 1995
----------------------------------------   -----------------    ----------    ----------    ------------------
Allowance for doubtful accounts.........        $    75           $  476        $ (129)           $  422
Valuation allowance for deferred tax
  asset.................................        $ 1,630           $2,513                          $4,143

                                                                CHARGED TO
                                              BALANCE AT        COSTS AND                       BALANCE AT
              DESCRIPTION                  DECEMBER 31, 1993     EXPENSES     DEDUCTIONS    DECEMBER 31, 1994
----------------------------------------   -----------------    ----------    ----------    ------------------
Allowance for doubtful accounts.........        $     0           $   75                          $   75
Valuation allowance for deferred tax
  asset.................................        $   617           $1,013                          $1,630

                                       S-1